UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SouthState Corporation

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

1101 First Street South

Winter Haven, Florida 33880

March 10, 2023

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting on Wednesday, April 26, 2023, at 9:00 a.m., Eastern daylight time, at the JW Marriott Hotel in Buckhead, 3300 Lenox Road NE, Atlanta, Georgia 30326.

We have enclosed a Notice of Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting. We have also enclosed a copy of our 2022 Annual Report on Form 10-K which reviews SouthState’s performance and discusses our strategy and outlook. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

As always, your vote is important, and whether or not you plan to attend the Annual Meeting, we strongly encourage you to follow the telephone or internet voting instructions or complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope.

/S/ John C. Corbett John C. Corbett
Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

27, 2022 , Eastern daylight time
Date and Time April 26, 2023 9:00 a.m., Eastern daylight time	Place JW Marriott Hotel, Buckhead 3300 Lenox Road NE Atlanta, Georgia 30326

Matters to be Voted on:
● Electing the 11 directors named in the proxy statement
● Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)
● Approving the frequency of future votes on executive compensation (an advisory, non-binding “Say When on Pay” resolution)
● Ratifying the appointment of our independent registered public accounting firm for 2023
● Any other business that may properly come before our annual meeting

Record date:

We have set the close of business on February 28, 2023, as the record date for our annual meeting. SouthState shareholders as of the close of business on February 28, 2023, will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important:

Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Please refer to pages 64 through 65 of this Proxy Statement for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

/S/ BETH S. DESIMONE

Beth S. DeSimone
General Counsel and Corporate Secretary

March 10, 2023

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 26, 2023:

Our 2023 Proxy Statement and 2022 Annual Report to shareholders are available at www.proxyvote.com.

Proxy Statement Summary

PROXY STATEMENT SUMMARY

How to vote your shares

You may vote if you were a shareholder as of the close of business on February 28, 2023.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Phone Call the phone number located on the top of your proxy card	In Person Attend our annual meeting and vote by ballot

Your vote is important.

Proposals for your vote		Board voting recommendation	Page
1.	Electing Directors	✓ FOR each nominee	2
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	✓ FOR	28
3.	Approving the Frequency of Future Votes on Executive Compensation (an Advisory, Non-binding “Say When on Pay” Resolution)	✓ ONE YEAR	59
4.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2023	✓ FOR	60

If you are a beneficial (or street name) holder and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee. See “Voting and Other Information” beginning on page 64 for more information on voting your shares.

To review our 2023 Proxy Statement, 2022 Annual Report, and other information relating to our 2023 annual meeting online, go to www.proxyvote.com.

Annual meeting admission

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. The use of cameras, recording devices, phones, and other electronic devices is prohibited. See “Voting and Other Information—Attending our Annual Meeting” beginning on page 65.

2023 PROXY STATEMENT i

Proxy Statement Summary

2022 Accomplishments

Earned net income of $496 million, or $6.60 per diluted share, or adjusted net income of $534 million, or $7.10 per diluted share, excluding merger-related and other one-time costs, with minimal 2 basis points in net charge offs and earned pre-provision net revenue or PPNR of $746 million, an increase of $228 million or 44% from PPNR of $518 million in 2021 (1)

Achieved return on average tangible common equity of 17.2% and adjusted return on average tangible common equity of 18.4% (1)

Experienced 17% annual loan growth year over year with approximately 5% deposit runoff as of year-end 2022 (2), with average deposit costs of 21 bps as of year-end and net interest margin expansion during the year of 120 bps

Appointed three highly qualified directors and “right sized” the Board from 19 to 13 members to improve Board governance and strategic focus, while eliminating a year early the special provisions contained in the bylaws that were put in place as part of the merger of equals with CenterState Bank Corporation (“CenterState” and the “CenterState Merger”) and designed to maintain the director status quo for three years through June 2023

Completed the acquisition of and integration and conversion with Atlantic Capital Bancshares, Inc. (“Atlantic Capital” and the “Atlantic Capital Merger”)
Published our annual Corporate Responsibility Report, established a diversity council to oversee the development of programs and initiatives and launched Unconscious Bias training.
(1)	See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Excludes PPP loans and loans and deposit balances assumed by the Bank on March 1, 2022, in connection with the Atlantic Capital Merger.

Strategic Objectives

We operate our company under the guiding principles of soundness, profitability, and growth, while expecting our teams to lead with integrity and accountability. At SouthState, our goal is to take advantage of opportunities to provide a best-in-class customer experience that is balanced by our responsibility to do the right thing. We want to provide freedom within a framework: being nimble with accountability. To do this, we have adopted certain cultural cornerstones to guide our actions.

Cultural Cornerstones

The Why: To invest in the entrepreneurial spirit, pursue excellence and inspire a greater purpose.

We believe that SouthState is a platform to make our communities better. Our Core Values express to our employees, customers, shareholders and the communities we serve how we will implement our guiding principles in our daily business.

ii SOUTHSTATE

Proxy Statement Summary

The WHAT: Guiding Principles	The HOW: Core Values

Local Market Leadership

Our business model supports the unique character of the communities we serve and encourages decision making by the banker that is closest to the customer.

Long-Term Horizon

We think and act like owners and measure success over entire economic cycles. We prioritize soundness before short-term profitability and growth.

Remarkable Experiences

We will make our customers’ lives better by anticipating their needs and responding with a sense of urgency. Each of us has the freedom, authority and responsibility to do the right thing for our customers.

Meaningful and Lasting Relationship

We communicate with candor and transparency. The relationship is more valuable than the transaction.

Greater Purpose

We enable our team members to pursue their ultimate purpose in life—their personal faith, their family, their service to community.

Compensation Highlights

2022 was an exciting year for SouthState, as we merged with and integrated the systems of Atlantic Capital. We continued to maintain the performance-based executive compensation program that we adopted in January 2021 following our historic merger of equals with CenterState and that continues to apply to our Named Executive Officers (the “NEOs”) including our CEO. This performance-based program continues to drive and underscore our pay for performance philosophy. As a result, our 2022 executive compensation plan includes a performance-based program consisting of:

●
Annual cash-based incentive compensation based on the following metrics:
o
40% based on adjusted earnings per share, or EPS (35% for our CEO and Executive Chairman)
o
40% based on adjusted pre-tax pre-provision net revenue, or PPNR (35% for our CEO and Executive Chairman)
o
20% based on our non-performance assets, or NPAs, to loans plus other real estate owned (or OREO) ratio on an absolute level and as compared to our peers
o
For our CEO and Executive Chairman only, a 10% qualitative metric established by the Compensation Committee to evaluate success in providing leadership that supports the culture and growth of the Company following the CenterState Merger
●
Long-term equity-based incentive compensation consisting of the following awards:
o
80% in the form of performance share units (“PSUs”) based on the following two performance metrics: (1)
(1)
compound tangible book value (“TBV”) growth per share plus cumulative dividends over a three-year performance period, subject to certain adjustments as explained on page 39
(2)
adjusted return on average tangible common equity, compared to peers, over the three-year performance period
o
20% in the form of time-based restricted share units (“RSUs”), vesting ratably over three years

(1)	In accordance with his employment agreement, our Executive Chairman received 100% of his LTI in the form of time-vesting RSUs in 2022.

2023 PROXY STATEMENT iii

Proxy Statement Summary

We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

For the full discussion of the executive compensation program, please see the Company’s “Compensation Discussion and Analysis” which begins on page 29.

2023 Updates

On March 3, 2023, we announced the separation of employment of Robert R. Hill, Jr., our Executive Chairman, to become effective as of the date of our 2023 annual meeting, and our intention to eliminate the role of Executive Chairman as an officer of our Company altogether as part of our ongoing effort to enhance the independence of our Board and overall governance structure that was initially put in place in connection with the CenterState Merger and that was intended to expire by its terms in June 2023. Mr. Hill will also not stand for re-election to the Board at the 2023 annual meeting. The Company has appointed Douglas J. Hertz as a new independent Chair of the Board, effective upon the annual meeting.

Corporate Governance

We and our Board focus on corporate governance and how we can improve upon it. We believe a diverse and independent Board is an essential component of strong corporate performance that allows us to serve our customers and enhance shareholder value.

Key statistics about our director nominees

rs average tenure, below the 7.7-year S&P 500 average(1)
2.9 years average tenure, below the 7.8-year S&P 500 average(1)	10 of 11 or 91% are independent	2 of 11 or 18% are women	2 of 11 or 18% are ethnically diverse	6 of 11 or 55% have CEO-level experience	4 of 11 or 36% have senior executive experience at financial institutions
(1)	Our director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2022 Spencer Stuart Board Index.

Our key corporate governance policies include:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of Chief Executive Officer and Executive Chairman *
Lead Independent Director with clearly defined responsibilities *
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by Lead Independent Director and the Governance and Nominating Committee and annual Board committee performance evaluations coordinated by each committee
Ongoing required director education
Stock ownership requirements for directors and executive officers and insider trading guidelines
Insider Trading Policy compliant with SEC Rules on trading and prohibitions on directors, officer and employees from engaging in hedging or pledging transactions
No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers and employees

Whistleblower Policy providing a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders

*	Effective as of April 26, 2023, the Executive Chairman role will be eliminated. The Company has appointed Douglas J. Hertz as a new independent Chair of the Board, effective upon the annual meeting.

iv SOUTHSTATE

Proxy Statement Summary

Additional Corporate Governance Information

More information about our corporate governance practices, documents and policies can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview section under “Investor Relations,” including our: (i) Corporate Governance Guidelines; (ii) Code of Ethics; (iii) the charters of each of our Board committees and (iv) Insider Trading Policy. The Amended and Restated Bylaws of the Company were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2022. We will disclose any future amendments to these documents on our website as promptly as practicable, as and to the extent required under The NASDAQ Stock Market listing standards and applicable SEC rules.

This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. Neither our website nor any of the documents noted above or available therein are incorporated by reference to this proxy statement.

Internet Availability of Proxy Materials

We mailed or emailed to most of our shareholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505000, Louisville, Kentucky 40233-5000; Toll free: (800) 568-3476; Foreign (781) 575-2879; or at www.computershare.com/investor. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 10, 2023. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

We will pay the cost of solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company without receiving additional compensation. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.

2023 PROXY STATEMENT v

2023 PROXY STATEMENT 1

Proposal 1: Electing Directors

PROPOSAL 1: ELECTING DIRECTORS

Our Board is presenting eleven (11) nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Each director elected at the meeting will serve until the 2024 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age (1)	Principal occupation	Director since	Independent	Other Current U.S.-listed company boards	Committee Membership 2022 (C = Chair) (2)
Ronald M. Cofield, Sr.	64	Retired, Audit Partner, PricewaterhouseCoopers L.L.P.	2022	Y		Audit – C Risk
Shantella E. Cooper	55	Former Executive Director, Atlanta Committee for Progress	2022	Y	Veritiv Corporation; Intercontinental Exchange, Inc.	Risk Governance and Nominating
John C. Corbett	54	Chief Executive Officer, SouthState and President and Chief Executive Officer of SouthState Bank, N.A. (the “Bank”), Winter Haven, FL	2020	N		Executive Culture
Jean E. Davis	67	Retired, Head of Operations, Technology and E-Commerce, Wachovia Corporation, Charlotte, NC	2017	Y		Compensation Governance and Nominating
Martin B. Davis	60	Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company, Atlanta, GA	2016	Y		Risk – C Audit
Douglas J. Hertz (3)	70	President and Chief Executive Officer, United Distributors, Inc.	2022	Y		Compensation Executive
G. Ruffner Page, Jr.	64	President and Chief Operating Officer, O’Neal Industries, Inc.	2020	Y		Audit Executive
William Knox Pou, Jr.	66	Retired, Executive Vice President and Chairman, W.S. Badcock Corporation (dba Badcock Home Furniture & More), Mulberry, FL	2020	Y		Governance and Nominating – C Risk
James W. Roquemore	68	Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod	2022	Y		Audit Risk
David G. Salyers	64	Retired, Executive responsible for Growth and Hospitality, Chick-Fil-A, Inc., Atlanta, GA	2020	Y		Culture - C Risk
Joshua A. Snively	58	President, ADM Global Citrus Platform and President, Florida Chemical Company, LLC, Winter Haven, FL	2020	Y		Compensation – C Audit
(1)	Age as of the annual meeting.
(2)	The composition of each Board committee can be found on our website at https://www.southstatebank.com/ under the Committee Charting tab of the Corporate Overview section under “Investor Relations.”
(3)	The Company has appointed Douglas J. Hertz as a new independent Chair of the Board, effective upon the annual meeting.

2 SOUTHSTATE

proposal 1: electing directors

Our Directors

Our directors represent a diverse range of qualifications and skills:

✓	Strategic Vision. They are seasoned leaders who have held an array of diverse leadership positions and have practical insight into the skills needed to advance the Company’s corporate strategy.
✓	Leadership. They have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources.
✓	Risk Management. Through their experience in complex regulatory, operational, and risk environments (including banks and other financial services organizations), they understand the skillful oversight needed to identify, evaluate and prioritize risk.
✓	Human Capital Management. With directors experienced in leading corporate culture and Human Resources initiatives and departments, they understand the need for ongoing, consistent talent development and the Company’s commitment to making SouthState a great place to work.
✓	Cybersecurity. A cybersecurity expert chairs our Risk Committee and provides technology-related insight and guidance to the Company.
✓	Customer Experience. They are customer-centric, with expertise in enhancing and transforming customer service experiences.
✓	Diverse Attributes. They represent diverse backgrounds, including gender, race, ethnicity and experience, and viewpoints.
✓	Perspectives. They strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our Company.

Our Board recommends a vote “for” each of the 11 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a SouthState director.

Ronald M. Cofield, Sr.	Age: 64	Director since: 2022
Retired, Audit Partner, Pricewaterhouse-Coopers L.L.P.

Mr. Cofield is a retired audit partner from PricewaterhouseCoopers L.L.P. (“PwC”). During his 38-year career with PwC, he served as managing partner of its Orlando and Birmingham offices, Carolinas practice (Charlotte, Raleigh, Greensboro, and Spartanburg offices) and Atlanta Assurance practice (Atlanta, Nashville, and Birmingham offices), all key markets of the Bank. Mr. Cofield served as audit partner for multiple public companies, including other financial institutions. Mr. Cofield has served as Director or Executive Committee Member to numerous charitable and civic organizations in Orlando, Birmingham, Charlotte, and Atlanta, including the Atlanta Symphony Orchestra, Charlotte Arts and Science Council, and Operation New Birmingham. He currently works with the Tech Transformation Academy at City of Refuge, a not-for-profit organization located in one of Atlanta’s most economically challenged neighborhoods, where his responsibilities include professional life skills training, corporate outreach and placement. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Cofield’s accounting knowledge, experience serving as audit partner for large financial institutions, and leadership experience in certain of our markets provides our Board with useful accounting-related insight.

2023 PROXY STATEMENT 3

Proposal 1: Electing Directors

Shantella E. Cooper	Age: 55	Director since: 2022
Former Executive Director, Atlanta Committee for Progress

Ms. Cooper is the former Executive Director for the Atlanta Committee for Progress, a coalition of leading CEOs focused on critical development and inclusion for the city of Atlanta (October 2018 to February 2022). Prior to joining Atlanta Committee for Progress, Ms. Cooper served as Chief Transformation Officer for WestRock Company, a corrugated package company (2016 to 2018), and Vice President and General Manager of Lockheed Martin Aeronautics Company (2011 to 2016). During her time at Lockheed Martin, Ms. Cooper also served as Vice President of Human Resources and Vice President of Ethics for the Aeronautics Division. Ms. Cooper is active in her community, serving on various for-profit and not-for-profit boards, including Georgia Power Company, Emory University where she chairs the Audit Committee, Georgia Tech Research Institute, Grady Healthcare System, and Georgia Historical Society. Ms. Cooper’s in-depth knowledge of business operations and strategy, together with her leadership in economic growth, risk management, change management, and community affairs, will enhance the Board’s ability to position the Company for future growth and success.

Other U.S.-Listed Company Boards: Atlantic Capital Bancshares, Inc. (2019 to 2022); Veritiv Corporation (2020 to present); Intercontinental Exchange, Inc. (2020 to present).

John C. Corbett	Age: 54	Director since: 2020
Chief Executive Officer, SouthState; Chief Executive Officer and President of the Bank

Mr. Corbett was appointed as the Chief Executive Officer of the Company, the President and Chief Executive Officer of the Bank, and to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. Before that, he served as the President and Chief Executive Officer of CenterState since July 2015 and was its Executive Vice President from 2007 to 2015. He also served as the Chief Executive Officer and as a director of CenterState Bank, N.A. (“CenterState Bank” and now known as the Bank) (2003 to June 2020) and was CenterState Bank’s Executive Vice President and Chief Credit Officer from 2000 to 2003. Prior to joining CenterState Bank in 1999, he was Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett is the brother-in-law of Mr. Young, our Chief Strategy Officer. Mr. Corbett, as a founding leader of CenterState, brings to our Board a strong historical perspective and working knowledge of CenterState, which we believe will contribute considerable value as part of our deliberations and decision-making process.

Other U.S.-Listed Company Boards: CenterState (2011 to 2020).

Jean E. Davis	Age: 67	Director since: 2017
Retired, Head of Operations, Technology and e-Commerce, Wachovia Corporation

Ms. Davis retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several other executive, regional executive and corporate banking roles for Wachovia. Ms. Davis brings to our Board extensive knowledge of bank operations and technology, as well as human resources, which are important to our long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.

Other U.S.-Listed Company Boards: Park Sterling Corporation (2011 to 2017).

4 SOUTHSTATE

proposal 1: electing directors

Martin B. Davis	Age: 60	Director since: 2016
Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company

Mr. Davis has spent over 35 years leading complex technology organizations in highly regulated environments. Since 2015, Mr. Davis has served as Executive Vice President of Southern Company Services and Chief Information Officer of Southern Company where he leads a team of over 2,000 experts in information technology strategy development, operations, and delivery supporting nine subsidiaries across the Southeast. Prior to his current role, Mr. Davis held several technology-related roles with Wells Fargo and its predecessor organizations, including serving as the head of Enterprise Technology Services, Chief Technology Officer and Executive Vice President (2012-2014), where he provided executive leadership for key enterprise technology functions including information security. He has been recognized as one of the “50 Most Important African-Americans in Technology” by U.S. Black Engineers & Information Technology magazine and one of the “75 Most Powerful African-Americans in Corporate America” by Black Enterprise. Mr. Davis was also named one of the “Most Influential Blacks in Corporate America” by Savoy magazine in 2019 and 2020. Most recently, he was named the 2021 TechBridge Ed Steinike CIO of the Year. Mr. Davis serves on the Board of Directors of the American Heart Association’s Southeast Region (2015 to present) and Piedmont Healthcare (2020 to present), and he previously served on the Board of Trustees of Winston-Salem State University (2006 to 2013). Mr. Davis’s technology-related experience provides our Board with useful insight regarding this area of increasing strategic importance to bank marketing and operations.

Douglas J. Hertz	Age: 70	Director since: 2022
Chief Executive Officer and President, United Distributors, Inc.

Mr. Hertz began his professional career with KPMG, LLP in its accounting and consulting services area. He later joined United Distributors, Inc., a privately-held beverage distributor, and was named President and Chief Executive Officer in 1984. He currently sits on the Board of Directors for Georgia Power Company, Georgia Ports Authority, and a number of not-for-profit institutions, including Woodruff Arts Center. Mr. Hertz currently serves as the Chairman of Camp Twin Lakes, a camping facility designed for chronically ill and disadvantaged children, and he is the past chair of the Tulane University and Children’s Healthcare of Atlanta Boards of Trustees. Mr. Hertz’s oversight and risk management experience, in addition to his knowledge of financial reporting and accounting, qualify him to serve on the Board of the Company.

Other US-Listed Company Boards: Atlantic Capital Bancshares, Inc. (2011 to 2022).

2023 PROXY STATEMENT 5

Proposal 1: Electing Directors

G. Ruffner Page, Jr.	Age: 64	Director since: 2020
President and Chief Operating Officer, O’Neal Industries

Mr. Page was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is the President and Chief Operating Officer at O’Neal Industries. O’Neal Industries’ companies provide products and services across the metals industry, ranging from carbon and stainless steel, aluminum, and specialty alloy products to complex manufactured components and tubing. Mr. Page has served on the Board for O’Neal Industries since 2016. He retired in January 2022 from McWane, Inc. a global manufacturing business where he had served as President since 1999. He also previously served as Executive Vice President of National Bank of Commerce, a subsidiary of Alabama National Bancorporation, from 1989 until 1994. Mr. Page is active in the community, having co-founded and currently serving as Vice Chairman and a director for ProxsysRx, an outpatient pharmacy company, and as Vice Chairman and a director of Southern Research, a nonprofit, life science research organization affiliated with the University of Alabama Birmingham. Previously, he served as Chairman and director of the Community Foundation of Greater Birmingham, a trustee of The Darden School Foundation of the University of Virginia, and a founder and director of the Birmingham Education Foundation. Mr. Page’s experience as the President of one of the largest privately-owned service centers in the U.S. and understanding of banking as a former financial institution executive provides our Board with valuable strategic insights as we continue to evolve into a leading Southeast regional community bank.

Other U.S.-Listed Company Boards: CenterState (2019 to 2020); National Commerce Corporation (Lead Independent Director) (2010-2019); and Alabama National Bancorporation (1996 to 2008).

William K. Pou, Jr.	Age: 66	Director since: 2020
Retired, Executive Vice President and Chairman, W.S. Badcock Corporation

Mr. Pou was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. Until the 2021 sale of W.S. Badcock Corporation, Mr. Pou served as the Chairman of the Board, Executive Vice President and Chairman of the Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More), where he was responsible for the retail operations of over 373 stores in eight states throughout the Southeastern United States. From the 2021 sale through 2022, he served as an Executive Advisor to the company’s new management team. Mr. Pou spent his entire adult life with this organization and participated in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged to form CenterState Bank. Mr. Pou brings to our Board more than 30 years of experience and insight in consumer credit and collections, as well as experience and knowledge in operating multi-unit, multi-state operations. Mr. Pou is active in the community, currently serving on the Boards of Trustee for Florida Southern College Board (Lakeland, Florida), Lakeland Regional Health, and Mercer University (Macon, Georgia).

Other U.S.-Listed Company Boards: CenterState (2012 to 2020)

6 SOUTHSTATE

proposal 1: electing directors

James W. Roquemore	Age: 68	Director since: 2022
Retired, Chief Executive Officer and Chairman, Patten Seed Company, Super Sod

Mr. Roquemore is the retired chief Executive Officer and Chairman of the Board of Directors of Patten Seed Company, Super Sod, where he served as Chief Executive Officer from 1995 until his retirement in September 2020. Currently, Mr. Roquemore serves as the President and Chairman of the Board of YC Holdings, Inc., a land holding and investment company that leases approximately 14,000 acres to Super Sod to produce turf grass and holds approximately 1,000 acres in developmental real estate. Active in his community, Mr. Roquemore currently serves as the Chairman of the Board of Directors of Orbis Health Solutions, a company dedicated to developing immunotherapy medicines to combat disease, and as a trustee of Coker College. Mr. Roquemore brings to the SouthState Board over 50 years of management, marketing, human resources, financial, operations and customer service experience. His business and personal experience in the communities in which SouthState is located provide him with an appreciation of markets that SouthState serves, and the relationships he has developed within those communities and as a result of serving on the Board of SouthState Corporation from 1994 to 2020 enhance his leadership and consensus-building ability.

David G. Salyers	Age: 64	Director since: 2020
Retired, Executive responsible for Growth and Hospitality, Chick-fil-A, Inc.

Mr. Salyers was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is retired as the executive responsible for growth and hospitality for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he spent his entire 37-year career. From 2019 to 2020, Mr. Salyers served on the Board of Directors of Live Oak Banking Company. He also is active in community activities and has been involved in venture capital partnerships and technology ventures, as well as serves as a director for several start up organizations. Mr. Salyers serves as the Inaugural Start Up Mentor-In-Residence at the University of Georgia and is the author of the book, “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered an asset to our Board as we continue to evolve into a leading Southeast regional community bank with a focus on our customer and employees and developing a distinctive and welcoming culture.

Other U.S.-Listed Company Boards: CenterState (2017 to 2020) and Live Oak Bankshares Inc. (2019 to 2020).

2023 PROXY STATEMENT 7

Proposal 1: Electing Directors

Joshua A. Snively	Age: 58	Director since: 2020
President, ADM Global Citrus Platform; President, Florida Chemical Company, LLC

Mr. Snively was appointed to our Board of Directors on June 7, 2020, in connection with the CenterState Merger. He is President of ADM Global Citrus Platform and President of Florida Chemical Company, LLC. ADM acquired Florida Chemical from Flotek Industries, Inc. (Flotek) in March 2019. ADM (NYSE: ADM) is a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Prior to the acquisition, Mr. Snively was Executive Vice President of Operations for Flotek and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Mr. Snively has been with Florida Chemical since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent Board of Directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively’s commercial finance experience and his understanding of family-owned businesses as well as his experience with global sales and procurement strategies provide unique insight into global economic activity, risk management, and best-in-class business strategies.

Other U.S.-Listed Company Boards: CenterState (2012 to 2020).

8 SOUTHSTATE

proposal 1: electing directors

Identifying and Evaluating Director Candidates

In connection with the completion of the CenterState Merger, our Bylaws included merger-specific provisions detailing Board membership which were to remain in place for three years following the closing date. These provisions were designed to provide equity to each side in the CenterState Merger, giving both legal companies equal representation on the Board. Due to (i) the appointment of a highly qualified director in February 2022 and (ii) the successful integration of the Company and the completion of the acquisition of Atlantic Capital, along with the appointment of two highly talented new directors in March 2022, the Board concluded that the merger-specific provisions were no longer necessary or desirable from a governance perspective. Accordingly, on May 26, 2022, the Board unanimously approved certain changes to the configuration and composition of the Board which resulted in a “right-sized” board of thirteen directors to improve board governance and strategic focus and the adoption of amended and restated Bylaws which were included as Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 31, 2022. Further, effective as of the 2023 annual meeting, the Company will eliminate the role of Executive Chairman, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2023. Mr. Robert R. Hill, Jr., the Company’s Executive Chairman, and Mr. John Pollok, formerly the Chief Financial Officer of SouthState Corporation, have each elected not to stand for re-election to the Board of Directors in 2023, which has reduced the nomination slate for this year’s Board to eleven directors. The Company has appointed Douglas J. Hertz as a new independent Chair of the Board, effective upon the annual meeting.

While the Governance and Nominating Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, it does consider many factors, including the following:

✓	Personal characteristics such as having an owner mentality, being committed and engaged, of high integrity and an independent thinker;
✓	Successful experience and expertise in relevant areas, including CEO or other c-suite experience at large publicly- and privately-owned companies, financial expertise, legal and risk management experience, audit/accounting expertise, HR/compensation expertise, entrepreneurial, and/or IT/FinTech experience; and
✓	Commitment to our success, reflected by the willingness and ability to commit the time necessary to perform the responsibilities of Board membership.

The Board believes the directors nominated for election in this Proxy Statement meet these qualifications. Potential new candidates for the Board will be reviewed by the Governance and Nominating Committee and selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. When evaluating candidates recommended by others (including shareholders of the Company), the Governance and Nominating Committee may also consider whether the candidate would represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. See the discussion on page 63 captioned “Shareholder Proposals for our 2024 Annual Meeting” for additional information regarding nominating candidates for the Board of Directors.

Further, while our Board views diversity as a priority and seeks representation across a range of attributes, including gender, race, ethnicity, and professional experience, the Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. The Governance and Nominating Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoints, education, work experiences professional skills and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Governance and Nominating Committee, which oversees current and emerging environmental, corporate social responsibility, and governance (“ESG”) matters, believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board of Directors that best serves our needs and the interest of our shareholders.

In accordance with Nasdaq Rule 5605(f), Nasdaq-listed companies (subject to certain exceptions) must have at least (i) one director who self-identifies as female and (ii) one director who self-identifies as Black or African American, Hispanic of Latinx, Native American or Alaskan Native, Native Hawaiian or Pacific Islander, two or more ethnicities, or as LGBTQ+. In the event a Nasdaq-listed company does not meet the above criteria, it must disclose why. Further, in accordance with Nasdaq Rule 5606, Nasdaq-listed companies, subject to certain exceptions, must disclose this statistical information in a uniform matrix format as set forth below.

2023 PROXY STATEMENT 9

Proposal 1: Electing Directors

Board Diversity Matrix (As of March 10, 2023)
Board Size
Total Number of Directors	12
Gender	Male	Female	Non-Binary	Gender Undisclosed
Number of Directors based on gender identity	10	2	0	0
Number of Directors who identify in any of the below categories:
African American or Black	2
Alaskan Native or American Indian	0
Asian	0
Hispanic or Latinx	0
Native Hawaiian or Pacific Islander	0
White	10
Two or more races or ethnicities	0
LGBTQ+	0
Undisclosed	0

Communicating with our Board

Shareholders and other parties may communicate with our Board (including our Executive Chairman or Lead Independent Director). Communications should be addressed to our Corporate Secretary or by contacting our Executive Chairman at 1101 First Street South, Winter Haven, Florida 33880. The Board has instructed the Corporate Secretary to promptly forward all such communications to the addresses indicated in such communications.

Any shareholder who wishes to recommend a director candidate for consideration by our Governance and Nominating Committee must submit a written recommendation to our Corporate Secretary. For our 2024 annual meeting of shareholders, the Committee will consider recommendations received no earlier than December 26, 2023, and no later than January 25, 2024.

10 SOUTHSTATE

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The Board of Directors directs the management of the business and affairs of SouthState. Through discussions with the Executive Chairman, the Chief Executive Officer and other executive officers, the review of materials provided to them, and participation in meetings of the Board and its committees, the Board reviews and oversees the business and affairs of the Company.

We believe that sound and effective corporate governance is the bedrock on which to build our corporate culture and communicate our commitment to the core values of the Company. In doing so, the Company continues to enhance the value it creates for its shareholders, employees, customers and communities it serves. As a result, the Board has developed and adopted corporate governance policies and practices which the Board and senior management feel promote this philosophy. By way of example, the Company has implemented a number of corporate governance actions to reflect best governance practices, including those listed below and as further detailed in this Proxy:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of Chief Executive Officer and Executive Chairman *
Lead Independent Director with clearly defined responsibilities *
Executive sessions of independent directors at regularly scheduled Board and Board Committee meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment coordinated by Lead Independent Director and the Governance and Nominating Committee, and annual Board committee performance evaluations coordinated by each committee
Ongoing required director education
Stock ownership requirements for directors and executive officers and insider trading guidelines
Insider Trading Policy compliant with SEC Rules on trading and prohibitions on directors, officer and employees from engaging in hedging or pledging transactions
No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years
Code of Ethics applicable to all directors, officers and employees

Whistleblower Policy providing a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders

*

As noted throughout this Proxy Statement, effective as of the date of our 2023 annual meeting, the role of Executive Chairman as an officer of our Company will be eliminated as part of our ongoing effort to enhance the independence of our Board and overall governance structure that was initially put in place in connection with the CenterState Merger and that was intended to expire by its terms in June 2023. The Company has appointed Douglas J. Hertz as a new independent Chair of the Board, effective upon the annual meeting.

Our Board of Directors

Our Board and its committees oversee:

●	Management’s development and implementation of a three-year strategic business plan and annual budget and our progress meeting these plans
●	Management’s identification, measurement, monitoring, and control of our Company’s material risks, including operational (including payments, BSA/AML/OFAC, conduct, model, and cyber risks), credit, market, price, liquidity, compliance, strategic, and reputational risks
●	Our Company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans, including approving annual goals for executives, evaluating performance of executives, and setting compensation for executives
●	Our Company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business

2023 PROXY STATEMENT 11

CORPORATE GOVERNANCE

●	Our Company’s environmental, social, and governance (“ESG”) objectives and initiatives
●	Our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements
●	Formal evaluation process of our Board and its committees which includes a peer-to-peer evaluation
●	Identification of director candidates, evaluation of such candidates, and nomination of qualified individuals for election to serve on our Board

Director Independence

The Nasdaq Stock Market (“Nasdaq”) listing standards require a majority of our directors and each member of our Audit Committee, Compensation Committee, and Governance and Nominating Committee to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a majority of our directors to be independent. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in the Nasdaq listing standards.

On a quarterly basis, the Governance and Nominating Committee evaluates the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and the Company. The Governance and Nominating Committee also annually evaluates and certifies to the Board those directors that are considered independent under the Nasdaq listing standards. As a part of this evaluation process, the Governance and Nominating Committee considers, in addition to such other factors as it may deem appropriate, each director’s occupation, personal and affiliate transactions with the Company and its subsidiaries, and other relevant direct and indirect relationships with the Company that may affect independence.

Pursuant to the annual certification process, the Board affirmatively determined that all the following directors/director nominees are independent under the Nasdaq listing standards:

● Ronald M. Cofield, Sr.	● G. Ruffner Page, Jr.
● Shantella E. Cooper	● William K. Pou, Jr.
● Jean E. Davis	● James Roquemore
● Martin B. Davis	● David G. Salyers
● Douglas J. Hertz	● Joshua A. Snively

In addition, the Board determined that each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent in accordance with the Nasdaq listing requirements, the Federal Reserve Board’s Enhanced Prudential Standards, the Company’s Corporate Governance Standards and/or applicable law, as applicable. Messrs. Corbett and Hill are not considered independent due to their current employment by our Company.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those transactions reported under “Related Person and Certain Other Transactions” on page 23, and determined that none of the relationships constituted a material relationship between the director/director nominee and our Company:

●	Our Company or its subsidiaries provided ordinary course financial products and services to our directors/director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members. In each case, the fees we received for these products and services were below the thresholds of the Nasdaq listing standards.
●	Our Company or its subsidiaries purchased products or services in the ordinary course from entities where some of our directors/director nominees are executive officers or employees or their immediate family members serve or served in the past three years as executive officers. In each case, the fees paid to each of these entities were below the thresholds of the Nasdaq listing standards.

12 SOUTHSTATE

CORPORATE GOVERNANCE

Independent Board Leadership

Since the completion of the CenterState Merger in June 2020, the Board has been led by Mr. Hill, our Executive Chairman. Pursuant to our Bylaws and Corporate Governance Guidelines, the Executive Chairman has also served as an officer of the Company elected by the Board, presided over each Board meeting, and performed such other duties as may be incident to the office of the Executive Chairman. The Board is aware of the potential issues that may arise when an insider chairs the Board of Directors of a company, but believes these concerns have been mitigated by existing safeguards, including:

●	regular reviews of the Board’s leadership structure and governance practices;
●	the separate roles of Chief Executive Officer and Executive Chairman;
●	the designation of a Lead Independent Director with clearly defined authority, duties and responsibilities;
●	the fact that the independent directors regularly meet in executive session without the presence of management or other non-independent directors;
●	the highly regulated nature of the Company’s operations;
●	the fact that the Board is comprised of experienced and skilled directors, the majority of whom are independent; and
●	the fact that the Board’s Audit, Governance and Nominating, Compensation and Risk Committees consist entirely of independent directors.

In view of the Board’s extensive oversight responsibilities, we believe it has been beneficial to have separate individuals serve in the roles of Executive Chairman and Chief Executive Officer, with the Chief Executive Officer’s responsibility being to manage the Company and the Executive Chairman’s responsibility being to lead and guide the Board of Directors in its role of overseeing the direction and management of the Company.

In addition, Mr. Hertz has served as our Lead Independent Director. Our Lead Independent Director has served to facilitate independent oversight of management and promote open dialogue among the independent directors during Board meetings, at executive sessions of the independent directors and between Board meetings.

Below is a summary of the respective duties and responsibilities that the Executive Chairman and the Lead Independent Director have had:

Executive Chairman of the Board	Lead Independent Director

●  Leads and guides, with the assistance of the Lead Independent Director, the Board in its role of overseeing the direction and management of the Company and the Bank

●  Provides advice and insights on strategic topics, including business development, capital allocation and potential mergers and acquisitions

●  Consults with the Chief Executive Officer on communications to key stakeholders, including investors, customers, bankers and employees

●  Calls Board and shareholder meetings

●  Presides at Board and shareholder meetings

●  Approves Board meeting schedules, agendas and materials, with appropriate input from management, the Chief Executive Officer and the Lead Independent Director

●  Serves as a liaison, and facilitates communication, between the Executive Chairman and the independent directors

●  Organizes, convenes and presides over executive sessions of the independent directors and Board meetings at which the Executive Chairman is not present

●  Provides input on meeting schedules and agendas proposed by the Executive Chairman and the Chief Executive Officer and the information to be provided to the directors in conjunction with meetings

●  Serves as an advisor to the Board committees, chairs of the Board committees and other directors

●  At the request of the Executive Chairman, ensures that he is available for consultation and direct communication with shareholders

●  Calls meetings of the Board, if deemed advisable by the Lead Independent Director

●  Guides, with the Governance and Nominating Committee, the self-assessment of the Board

As noted throughout this Proxy Statement, as part of our ongoing effort to further enhance the independence of our Board of Directors and the overall governance structure that was initially put in place in connection with the CenterState Merger, effective as of our 2023 annual meeting, the role of Executive Chairman will be eliminated, and the Company has appointed Douglas J. Hertz to serve as a new independent Chair of the Board, effective upon the annual meeting. We believe that this simplified Board leadership structure will enhance the overall effectiveness and independence of our Board so that they can continue to serve the best interests of our shareholders.

2023 PROXY STATEMENT 13

CORPORATE GOVERNANCE

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of shareholders and our Board and committee meetings. Our directors attended 98% of meetings of the Board and the committees on which they served during 2022.

The Board held nine Board meetings during 2022. Our independent directors have the opportunity to meet privately in executive session without our Chairman and Chief Executive Officer or other members of management present as necessary at regularly scheduled Board meetings and held nine such executive sessions in 2022. Our Lead Independent Director leads these Board executive sessions. In addition to the number of formal meetings reflected from time to time, the Board and/or its committees also held educational and/or informational sessions and an annual strategic planning retreat.

In 2022, our Board had six committees, the membership of which is detailed below.

	Audit Committee (1)	Compensation Committee (1)	Governance and Nominating Committee (1)(2)	Risk Committee (1)	Executive Committee	Culture Committee
	Number of 2022 Meetings: 9	Number of 2022 Meetings: 6	Number of 2022 Meetings: 4	Number of 2022 Meetings: 4	Number of 2022 Meetings: 4	Number of 2022 Meetings: 4
Composition of Board Committees	Chair: Kevin P. Walker (4)(5) Ronald M. Cofield (4)(6) Members: Martin B. Davis G. Ruffner Page, Jr. (6) William K. Pou, Jr. (7) Charles W. McPherson (4)(5) James W. Roquemore (8) Joshua A. Snively (6)	Chair: Joshua A. Snively Members: David G. Salyers (7) Cynthia A. Hartley (5) Jean E. Davis Douglas J. Hertz	Chair: William K. Pou, Jr. Members: Charles W. McPherson (5) Shantella E. Cooper Jean E. Davis Cynthia A. Hartley (5) William K. Pou, Jr. (6)

Chair:

Martin B. Davis

Members:

Ronald M. Cofield, Sr.

Shantella E. Cooper

Kevin P. Walker (5)

G. Ruffner Page, Jr. (7)

William K. Pou, Jr.

Robert H. Demere, Jr. (5)

Joshua A. Snively (7)

James W. Roquemore (8)

David G. Salyers (6)

					Chair: Robert R. Hill, Jr. Members: John C. Corbett Douglas J. Hertz Ernest S. Pinner (5) John H. Holcomb III (5) John C. Pollok Robert R. Horger (5) G. Ruffner Page, Jr. (6)	Chair: David G. Salyers Members: John C. Corbett Cynthia A. Hartley (5) Robert R. Hill, Jr.

(1)	Pursuant to the merger-specific Bylaws provisions, the Chairs of the Audit and the Risk Committees were to be legacy SouthState directors and the Chairs of the Governance and Nominating, and the Compensation Committees were to be legacy CenterState directors. Each Committee was required to include an equal number of directors from each legacy company. The Board amended the Bylaws as of May 26, 2022, to remove these provisions. See the discussion captioned “Identifying and Evaluating Director Candidates” beginning on page 9.
(2)	From January 1, 2022, through May 26, 2022, the Governance and Nominating Committee included the Legacy SouthState Directors Nominating Committee and the Legacy CenterState Directors Nominating Committee. Each such Nominating Committee was comprised of the Legacy SouthState Directors and the Legacy CenterState Directors, respectively, who satisfy the NASDAQ Stock Market independence requirements for nominating committee membership. The Board amended the Bylaws as of May 26, 2022, to remove these requirements. See the discussion captioned “Identifying and Evaluating Director Candidates” beginning on page 9.
(3)	Includes 3 meetings to review Quarterly Reports on Form 10-Q and 1 meeting to review the Annual Report on Form 10-K.
(4)	The Board has determined that each of Messrs. Walker, McPherson, and Cofield was an “audit committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.
(5)	Ms. Hartley retired from the Board effective April 27, 2022. Messrs. Walker, McPherson, Demere, Pinner, Horger and Holcomb retired from the Board effective May 26, 2022.
(6)	Assumed role as Chair upon the retirement of Mr. Walker on May 26, 2022.
(7)	From January 1, 2022, through May 26, 2022.
(8)	Appointed to the Board on April 27, 2022, to fill the vacancy created by Ms. Hartley’s retirement.

Charters describing the responsibilities of each of the Board committees can be found on our website under the Investor Relations link at https://www.southstatebank.com. Each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent.

Our Board committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Governance and Nominating Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below.

14 SOUTHSTATE

CORPORATE GOVERNANCE

Audit Key Responsibilities	Risk Key Responsibilities

●  Oversees the Company’s accounting and financial reporting processes and audits of the Company’s financial statements

●  Oversees the Company’s systems of internal controls regarding finance and accounting

●  Establishes and oversees the internal audit function

●  Supervises the appointment, compensation, retention and work of the Company’s independent auditors

●  Reviews significant findings in internal audit reports and management responses, including any significant instance where employees have not adhered to laws or the Company’s policies, procedures or internal controls

●  Meets with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Quarterly Reports on Form 10-Q and, annually, the Annual Report on Form 10-K.

●  Has the opportunity to meet with the independent auditors privately without management present each quarter

●  Exercises oversight for monitoring the actual risk profile against the Board approved risk appetite statement

●  Oversees the Company’s risk management function

●  Oversees the Company’s policies and infrastructure for monitoring compliance risk, credit risk, operational risk, interest rate risk, liquidity risk, market risk, reputation risk, strategic risk, and ESG risk, and risks associated with the Bank’s correspondent, mortgage, wealth and factoring lines of business

●  Oversees the risk management policies, strategies and programs established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks, as well as stress testing and capital planning and management

●  Oversees D&O, liability and cyber Insurance programs

●  Oversees cyber security and data security programs

●  Oversees the BSA/AML/OFAC, anti-fraud, compliance and loan review functions

Governance and Nominating Key Responsibilities	Compensation Key Responsibilities

●  Oversees the identification of individuals qualified to become Board members

●  Oversees the Board’s succession plan

●  Oversees and monitors the independence of the Company’s directors

●  Oversees the Company’s corporate governance practices

●  Facilitates the Board’s periodic review of performance by it, its committees and the members of the Board

●  Oversees current and emerging environmental, corporate social responsibility, and governance matters

●  Oversees director training and education

●  Oversees the duties of the Board related to executive compensation through establishing goals, evaluating performance and setting compensation

●  Oversees the Company’s compensation plans, policies and programs

●  Oversees the Company’s compensation principles and practices

●  Engages the services of an independent compensation consultant hired by the Committee, which provides advice on the Company’s compensation programs and the amount and form of executive and director compensation, and the risks associated with such program

●
Meets with the compensation consultant, with management present and without management present
●
Reviews reports prepared by the compensation consultant and Chief Risk Officer relating to compensation-related risk
●
Assesses whether the Company’s compensation incentive programs encourage excessive or unnecessary risks that are reasonably likely to result in a material adverse effect on the Company or could threaten the value of the institution

●  Reviews and reports to the Board on CEO succession planning, including with respect to job description, responsibilities, competencies and attributes

●  See the discussion beginning on page 33 captioned “Role of Compensation Consultant” regarding the services provided by the Compensation Committee’s independent compensation consultant in 2022.

2023 PROXY STATEMENT 15

CORPORATE GOVERNANCE

Culture Key Responsibilities	Executive Key Responsibilities

●  Established at completion of the CenterState Merger to oversee the overall “tone at the top” of the Company, reflecting the emphasis the Company places on communication of its core values to all stakeholders, training and mentorship, and the strategic initiative to inspire, recruit and reward high-quality employees

●  Oversees Human Capital Management

●  Oversees the development of a culture focused on enhancing employee engagement with all stakeholders

●  Oversees the instillation of our guiding cultural cornerstones into our leaders and employees

●  Oversees the identification, training and mentoring of diverse leaders throughout the organization, including the Board

●  Oversees the Diversity and Inclusion Council, the Diversity and Inclusion program and three-year diversity and inclusion plan

●  Oversees the general loan committee and asset liability committee of the Company, including the identification, assessment and management of credit risk, monitoring of the Company’s capital planning, interest rate risk, liquidity risk and balance sheet management

●  Oversees the correspondent banking, mortgage, and wealth divisions

●  Reviews and makes recommendations with respect to the proposed budget for the Company

●  Between meetings of the Board, authorized to exercise authority on behalf of the Board, except with respect to those matters specifically delegated to another Board committee and those matters required by law, the rules and regulations of any securities exchange on which the Company’s securities are listed, or the Company’s or the Bank’s charter or bylaws to be exercised by the full Board

The Board has the authority to establish additional committees as needed.

Formal Board Self-Evaluation

On an annual basis, the Board and each of its committees evaluates its performance and identifies opportunities for improvement. The Board’s self-assessment process is managed by our Governance and Nominating Committee and the Lead Independent Director, and each committee conducts its performance evaluation in such manner as it deems appropriate and reports the evaluation results to the Board. To facilitate the Board’s evaluation process, directors respond with a written questionnaire requesting feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. The feedback collected from the questionnaires is discussed by the Governance and Nominating Committee and the full Board and the other committees, as applicable. As part of the self-evaluation process, directors review the overall Board and committee structure, quality of meeting materials and presentations (both from management and outside advisors and experts), agenda topics, and other meeting processes. The 2022 evaluation process reflected overall satisfaction overall with Board performance in progressing to effective oversight of the Company and the Bank post-CenterState Merger.

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board and committee effectiveness. Through this process, directors provide feedback and assess Board, committee and director performance, including areas where the Board believes it is functioning effectively and areas where the Board believes it can improve. The Board or the committees may engage outside third parties to help with this process. To assess our corporate governance practices against best practices, including Board and committee evaluations, for 2023, the Governance and Nominating Committee has engaged an outside consulting firm to review our charters, processes and evaluations and determine if changes should be made. As part of that process, the consultant will interview each director and conduct a confidential one-on-one evaluation that it will share with each director.

Director Education

The Company is committed to providing educational opportunities for the Board through presentations by various speakers at regularly scheduled Board meetings, conferences, online and virtual training and educational video series. Pursuant to the Company’s Corporate Governance Guidelines, the Company requires directors to complete a minimum of 6 hours of continuing education each year. Each director satisfied the 2022 continuing education requirement, which included Company-sponsored training related to regulatory and compliance developments during 2022, cyber and data security developments in 2022, diversity and inclusion matters, and ESG initiatives, including proposed disclosures around climate risk and impact on the Company. The Board also participated in unconscious bias training in 2022.

16 SOUTHSTATE

CORPORATE GOVERNANCE

Succession Planning

Board Leadership

The Governance and Nominating Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process after assessing the Company’s needs, evaluating the Board’s then-current composition, and recommending suggested enhancements.

Pursuant to our Corporate Governance Guidelines and bylaws, except for any directors as to whom such age requirement has been waived, directors must be shareholders not over seventy-two (72) years of age at the time of the shareholders’ meeting at which the shareholders elect them. In the event that a director attains age seventy-two (72) during his or her term of office, he or she will serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday.

Understanding that the Board and our directors are a strategic asset that necessitates a thoughtful approach to both identifying qualified candidates with the requisite character, integrity, and experience, and building a pipeline for leadership, the Company’s engagement of an outside governance consultant will include an assessment of the skills and experience represented by our directors to assist in implementing a succession plan for the Board of Directors that meets the needs of our Company.

CEO and Senior Management Succession Planning

Our Board, with the support of the Compensation Committee, oversees CEO and senior management succession planning. During 2022, the executive leadership team updated the CEO and senior management succession plans to address the succession needs of the Company, which the Board approved at its annual retreat. The succession plan is designed to provide the Company with continuity in management to preserve its safe and sound operation and minimize potential disruption or loss of continuity to its business and operations in the event of loss of the CEO or other key management roles.

Board Oversight of Risk

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for the maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by: focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition; and overseeing management’s identification, measurement, monitoring, and control of our material risks. The Board also oversees risk through annual approval and oversight of the Risk Appetite Statement, and Enterprise Risk Management Framework, Strategic Plan and budget and through its independent standing committees, principally the Audit Committee, the Risk Committee and the Compensation Committee as described below.

Risk Governance Structure

Our Board provides objective, independent oversight of risk and:

•
receives quarterly updates from our Audit, Risk and Compensation Committees, providing our Board with a thorough understanding of how the Company manages risk;
•
receives quarterly risk reporting from management, including a report that addresses and provides updates on key and emerging risks;
•
oversees senior management's development and execution of the Enterprise Risk Management Framework, Risk Appetite Statement and our capital, strategic and financial operating plans;
•
oversees directly and through committees our financial performance and the adequacy of internal controls as monitored by management; and
•
approves our Enterprise Risk Management Framework and Risk Appetite Statement annually.

Audit Committee Provides primary oversight of financial and accounting reporting; additional risk management oversight by evaluating the effectiveness of the Company's internal controls

Risk Committee

Bears primary committee responsibility for overseeing the Enterprise Risk Management Framework and material risks facing the Company; receives regular updates from the Management Risk and Compliance Committees and their respective subcommittees on key and emerging risks

Compensation Committee

Oversees the development of the Company's compensation plans and practices with a goal of rewarding performance without encouraging employees to engage in excessive, risky practices

2023 PROXY STATEMENT 17

CORPORATE GOVERNANCE

The full Board focuses on the risks that it believes to be the most significant facing the Company and our general risk management strategy. The full Board also seeks to ensure that risks undertaken by the Company are consistent with the Board’s approved risk appetite and risk management strategies. Through the oversight of the Company’s results compared to the Board-approved Strategic Plan and budget, the Board assesses whether management is implementing the Company’s strategy constituent with its core principles of soundness, profitability and growth and its other strategic priorities. While the Board oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that the Board’s leadership structure supports this approach.

Risk Governance Structure

Risk is inherent in all our business activities. As a result, we have developed a comprehensive approach to risk management by adopting a Risk Appetite Statement and an Enterprise Risk Management Framework supporting the Risk Appetite Statement.

The Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our Company’s strategic objectives and business plan.

The Enterprise Risk Management Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the monitoring of our risk appetite through the assessment of key risk indicators and performance factors. It outlines the eight types of risk that our Company faces: compliance risk, credit risk, operational risk (specifically including BSA/AML/OFAC and fraud risk, payments risk, cybersecurity risk and model risk), interest rate risk, liquidity risk, price risk, market risk, reputation risk, strategic risk and risks associated with the Bank’s correspondent, mortgage, factoring (Corporate Billing) and wealth lines of business. The Enterprise Risk Management Framework describes components of our risk management approach, including the adoption of the three lines governance model and the implementation of a culture of managing risk through our risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business (including first line risk functions), independent risk management, and internal audit within the governance structure.

On a quarterly basis, we evaluate the existing risks facing the Company against the Risk Appetite Statement to ensure that actual operations of the Company align within the Company’s risk appetite. The Risk Appetite Statement and Enterprise Risk Management Framework are reviewed and approved by the Board annually. Independent Board oversight of the Risk Appetite Statement and Enterprise Risk Management Framework and independent assessment by the Board of our risk profile against our Risk Appetite and Framework on a quarterly basis enable us to better serve our customers, deliver long-term value for our shareholders, and achieve our strategic objectives.

Our Chief Risk Officer, the Company’s senior-most risk manager, has a dual reporting structure, reporting both to the President of the Company and to the Board Risk Committee. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure.

Board Oversight of Cybersecurity Risk

The Company’s enterprise security strategy revolves around people, processes, and technology. The Company uses a “defense in depth” strategy that combines physical control measures with logical control measures, and a layered security model to provide end-to-end security of client information. To meet the Company’s objective of protecting the confidentiality, integrity and availability of all information assets in our environment, we have established four foundational control areas: (i) program oversight; (ii) change and vulnerability management; (iii) access management; and (iv) incident management. Our systems are monitored constantly for any unusual activity and alerts are investigated by a response team. Penetration testing is periodically conducted during the year and includes both internal and external scans of our network. Our training program requires directors, officers and employees to receive annual training on cyber threats and best cyber security practices, and we use consistent and continuous messaging using internal communication resources to regularly remind our stakeholders of the importance and urgency of following our information security program. To mitigate the risk of a cybersecurity incident, the Company engages in tabletop exercises and maintains cybersecurity insurance in an amount commensurate with the Company’s risk profile and industry best practices.

Our Board recognizes the importance of protecting the data provided by the Company’s customers, clients, and employees and devotes significant time and attention to overseeing the strategies the Company employs to protect our data and systems and to mitigate against cybersecurity risk. The Board includes a cybersecurity expert who chairs the Risk Committee and provides technology-related insight and guidance to the Company.

As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee reviews presentations and reports at each meeting on the Company’s information technology and cybersecurity programs and efforts the Company take mitigate cyber risks. These presentations and reports address topics such as the threat environment and vulnerability assessments, results of penetration testing, results of key cyber risk indicators and performance metrics, and the Company’s ongoing efforts to identify, prevent, detect, and respond to internal and external critical threats. The Risk Committee also reviews reports on the Company’s efforts to provide ongoing employee training on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats through employee-targeted campaigns and materials. The Audit Committee reviews

18 SOUTHSTATE

CORPORATE GOVERNANCE

reports of the Company’s internal Audit Department’s periodic audits of our information security, data security, and cybersecurity program. On an annual basis, the Board approves the Company’s Information Security Policy and Program which provides a layered approach to cybersecurity, and includes administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with applicable law.

Board Oversight of ESG Risk

The Board recognizes the importance of responding to existing and emerging risks relating to governance, social and environmental changes. The Governance and Nominating Committee has been given responsibility for overseeing current and emerging environmental, corporate social responsibility, and governance matters that are relevant to the business, operations, or public image of the Company or that are otherwise pertinent to the Company and its shareholders, employees, customers, and parties with whom it does business. Recognizing the particular importance of attracting and retaining a diverse and talented workforce, the Company has established a Board-level Culture Committee, which focuses on the Company’s human capital management initiatives, including its diversity and inclusion initiatives and talent attraction, motivation and retention. The Company’s Director of Corporate Stewardship, who reports directly to our CEO, leads our environmental, diversity and community development efforts and provides regular reports to the management executive committee and the Board Culture Committee.

In 2021, the Company adopted a three-year diversity and inclusion plan built around three goals:

Workplace Diversity	Recruit diverse, qualified talent representing all areas of society to add to the overall performance of the Company.
Workplace Inclusion	Champion a culture of collaboration and acceptance that creates a comfort level for team members to be themselves and supports diverse talent retention.
Sustainability and Accountability	Establish strategies that are sustainable and provide leaders throughout the Company with the proper tools and resources to manage and measure diversity within their respective lines of business.

In addition, the Company formed the Diversity and Inclusion Council in 2021 to provide oversight to its diversity and inclusion strategy, support the implementation of diversity and inclusion initiatives that align with our vision and core values, and promote a diverse and inclusive workplace that represents the communities in which the Bank does business through its responsibilities identifying and addressing barriers that impact recruitment, retention and advance of diverse candidates, defining benchmarks and metrics for diverse talent acquisition and retention, and identifying and implementing diversity and inclusion training for all Company employees and directors. In 2022, we focused primarily on our implementation strategy for the three-year diversity and inclusion plan, which included discussing the diversity and inclusion plan with leadership throughout the Company to develop a mutual understanding and level of trust with local market leadership that would result in meaningful conversations and assist all stakeholders in viewing diversity from a number of perspectives. In addition, we established a small diversity and inclusion working group to help develop programs and initiatives in support of the action items outlined in the strategic plan. The Board Culture Committee oversees the Diversity and Inclusion Council, the Diversity and Inclusion program, and three-year diversity and inclusion plan.

In collaboration with our Corporate Learning Department, members of the Diversity and Inclusion Council participated in pilot presentations during 2022 from several consulting firms regarding diversity training. Based on the 2022 pilot presentations and resulting survey responses, the Company engaged a third party to implement Unconscious Bias training throughout the Company. We launched the training in 2022 beginning with training for the Board, and we plan to continue providing it to management and employees through 2024.

The Board Risk Committee oversees the risk management policies, strategies, and programs established by management to identify, measure, mitigate, monitor and report major risks (including ESG and climate risks) and receives regular reports that include ESG key risk indicators. In 2022, the Bank formed a climate steering committee composed of key finance, risk, credit, and ESG internal stakeholders, the purpose of which is to develop a holistic approach to identifying, analyzing and monitoring climate change factors relevant to the Bank and its operation, performance, and safety and soundness. The climate steering committee is actively working toward developing the necessary structure to understand the Bank’s direct and indirect greenhouse gas scopes and emissions across the Company and to develop a process for undertaking climate risk assessments. In addition, the Bank has an active Business Continuity/Disaster Recovery Program designed to ensure the Bank’s capability to provide services for customers and to maintain viability before, during and after a business disruption. During 2022, we continued to successfully navigate the pandemic as well as two hurricanes that impacted our branch network with little disruption in operations. Disaster recovery testing is conducted multiple times each year with schedules varying by division.

2023 PROXY STATEMENT 19

CORPORATE GOVERNANCE

In 2022, the Company published its annual Corporate Social Responsibility Report setting forth its ESG accomplishments in 2021. A copy of the report is available for viewing on the Bank’s website, www.southstatebank.com.

Board Oversight of Risks Related to Financial Crimes

Our Board recognizes the importance of complying with laws and regulations, including those applicable to financial crimes. As a regulated and publicly traded institution, the Company has adopted policies, procedures and internal controls as required by law and regulation, including the requirements imposed by the Sarbanes Oxley Act, the Bank Secrecy Act (“BSA”), and others. The Bank’s Financial Intelligence Unit monitors its compliance with BSA and Anti-Money Laundering (“AML”) laws and regulations, as well as the requirements of the Office of Foreign Assets Control (“OFAC”) relating to, among others, sanctions compliance, and oversees our anti-fraud programs. Our training program requires directors, officers and employees to receive annual training on BSA, AML and OFAC policies and procedures in place to comply with these laws and regulations. As part of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee reviews presentations and reports at each meeting on the Company’s primary regulatory risks, including BSA, AML and OFAC exposure, and its mitigation efforts.

Compensation Governance and Risk Management

Compensation Governance

The Compensation Committee oversees the Company’s compensation plans and practices. The fundamental philosophy underpinning the Compensation Committee’s governance process is to reward NEOs and other executives for their performance in meeting the Company’s guiding principles of soundness, profitability and growth by pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. The Compensation Committee’s primary responsibilities include establishing goals, evaluating performance in light of the articulated goals and objectives, and setting compensation.

Compensation Risk Management Policies and Practices

Our compensation governance structure allocates responsibility so that our Board, Compensation Committee, and the appropriate management-level governing body makes compensation decisions with documented input from the Risk Management, Legal and Compliance Departments. The Compensation Committee has adopted and annually reviews our Incentive Compensation Policy, which defines the framework for oversight of an enterprise-wide incentive program design and implementation.

20 SOUTHSTATE

CORPORATE GOVERNANCE

Our Incentive Compensation Policy is designed to reward appropriately our employees in the business lines through responsible sales practices without encouraging excessive risks and recognizes that the effective management of incentive compensation is an essential component of safe and sound banking practices. Our Incentive Compensation Policy establishes frameworks for: the oversight and governance of incentive plans; internal controls put in place around the design, implementation and maintenance of plans; the balance between competitive compensation and risk; the scheduled assessment of risk associated with incentive plans; the ongoing monitoring incentive plans; and annual ethical sales training.

The Incentive Compensation Committee oversees the review and approval of all incentive plans and associated risk assessments and any material changes to existing incentive plans. This Incentive Compensation Committee is assisted in its responsibilities by an Incentive Working Group, represented by the Risk, Compliance and Legal Departments, which collaborates with the business lines in incentive plan design and risk assessment completion. On an annual basis, the Compensation Committee is presented with the incentive plan risk assessment analysis and Chief Risk Officer certification to enable the Compensation Committee to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take excessive risks.

2023 PROXY STATEMENT 21

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT

We regularly engage with our shareholders to provide meaningful information about our Company. Our Executive Leadership team, which has consisted of our Executive Chairman, CEO, Chief Strategy Officer, and Chief Financial Officer, regularly communicates with investors, provides investor presentations, hosts quarterly earnings calls, and participates in virtual and in-person meetings and larger conferences with institutional shareholder representatives as requested.

We continue to be actively engaged in outreach to the investment community. During 2022, we participated in approximately 200 meetings with investors, including participation in 13 investor conferences, events, and numerous other outreach efforts. Through these discussions, we facilitate communication with and obtain shareholder insight into, among other topics, the Company’s corporate governance, executive compensation, ESG programs, and other practices so that the Company can make deliberate, thoughtful, and balanced decisions that reflect the interests of our shareholder base. In 2022, investors were broadly supportive of our executive compensation program as evidenced by 90% of votes cast in support of our Say on Pay proposal at our 2022 annual meeting. Notwithstanding these positive results, we will continue to actively engage with investors to ensure their feedback is considered in our decision-making.

22 SOUTHSTATE

Related Person And Certain Other Transactions

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

The Bank has loan and deposit relationships with some of the directors of the Company and the Bank and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The terms “members of the immediate families” or “immediate family members” for purposes of this section includes each person’s spouse, parent, stepparent, children, stepchild, sibling, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and any person sharing the same household of such person.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

Our Code of Ethics contains written requirements for reviewing transactions between us and our directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These requirements are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Code also requires the Bank to comply with the Federal Reserve’s Regulation O, which requires extensions of credit to executive officers, directors, certain principal shareholders, and their related interests to (i) be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Our corporate ethics officer monitors Company compliance with the Code of Ethics and sends periodic reports on such compliance to the Board’s Audit Committee and the Incentive Compensation Committee. All such reports during 2022 contained routine, nonmaterial, Human Resources-related matters that did not involve any director, executive officer or members of their respective immediate families.

2023 PROXY STATEMENT 23

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of February 28, 2023, by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of our common stock, other than as reported in the table below. Unless otherwise noted; all shares beneficially owned are held individually and not pledged as security; all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers; and the address of each beneficial owner listed in the following table is c/o SouthState, 1101 First Street South, Suite 202, Winter Haven, Florida 33880.

	Common stock beneficially owned (1)	Other stock units		Total	Percent of Class
		Deferred director Stock Awards	Outstanding PSUs/RSUs (2)

Name
Directors
Ronald M. Cofield, Sr. (3)	1,725	—	—	1,725	*
Shantella E. Cooper (4)	4,292	—	—	4,292	*
John C. Corbett (5)	77,977	—	143,954	221,931	*
Jean E. Davis (6)	16,941	—	—	16,941	*
Martin Bernard Davis (7)	6,225	—	—	6,225	*
Douglas J. Hertz (8)	23,577	—	—	23,577	*
Robert R. Hill, Jr. (9)	137,342	—	—	137,342	*
G. Ruffner Page Jr. (10)	197,114	—	—	197,114	*
John C. Pollok (11)	24,807	—	—	24,807	*
William Knox Pou, Jr. (12)	31,178	—	—	31,178	*
James W. Roquemore (13)	51,584	—		51,584	*
David G. Salyers (14)	11,841	—	—	11,841	*
Joshua A. Snively (15)	10,361	—	—	10,361	*
Named Executive Officers
William E. Matthews V (16)	36,292	—	34,592	70,884	*
Douglas Williams (17)	39,854	—	17,791	57,645	*
Stephen D. Young (18)	35,085	—	50,589	85,674	*
All directors and executive officers as a group (16 persons)	706,195	—	246,926	953,121	1.26
* Indicates less than 1%

	Common stock	Percent of
Name	Beneficially owned (19)	Class (19)
Beneficial Owners Holding More Than 5%
The Vanguard Group (20)	8,451,132	11.16
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc. (21)	5,398,189	7.13
55 East 52nd Street,
New York, NY 10055
(1)	As reported to the Company by the directors, nominees and named executive officers. Includes the number of shares of which the named individual has the right to acquire ownership within 60 days of the date of this table pursuant to the below, including restricted stock units that have fully vested but not yet settled:

Name	Options	RSUs	Total
John C. Corbett	—	26,116	26,116
Robert R. Hill, Jr.	41,153	61,296	102,449
William E. Matthews V	—	5,191	5,191
Douglas L. Williams	—	2,307	2,307
Stephen D. Young	—	12,593	12,593
John C. Pollok	12,040	11,370	23,410
All directors and executive officers as a group (6 persons)	53,193	118,873	172,066
(2)	Reflects outstanding and unvested RSUs and PSUs assuming maximum performance for LTI plan year 2021 and target for LTI plan year 2022.
(3)	Includes 1,725 shares Mr. Cofield owns individually.
(4)	Includes 4,292 shares Ms. Cooper owns individually.

24 SOUTHSTATE

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

(5)	Mr. Corbett is a Named Executive Officer for purposes of this proxy due to his role as Chief Executive Officer. Includes 1,347 shares owned by Mr. Corbett’s IRA account, 50,514 shares owned individually, and 26,116 restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(6)	Includes 16,941 shares Ms. Davis owns individually.
(7)	Includes 6,225 shares Mr. Davis owns individually.
(8)	Includes 11,130 shares Mr. Hertz owns individually and 12,447 shares held by his family trust.
(9)	Mr. Hill is also Executive Chairman of the Board of Directors. Includes 41,153 shares subject to exercisable stock options outstanding, 33,934 shares owned jointly with spouse, and 62,255 shares individually owned, including shares scheduled to vest within 60 days of the record date.
(10)	Includes 58,963 shares Mr. Page owns individually, 64,056 shares held by his children’s trusts and 74,095 shares held by a limited liability company of which Mr. Page is the managing member.
(11)	Includes 12,094 shares Mr. Pollok owned individually, including shares scheduled to vest within 60 days of the record date, 12,040 shares subject to exercisable stock options outstanding, 6 shares owned by his IRA account, and 667 shares owned by spouse.
(12)	Includes 915 shares Mr. Pou owns individually, 19,863 shares owned jointly with his spouse, and 10,400 shares owned by a revocable trust he controls.
(13)	Includes 35,618 shares Mr. Roquemore owns individually and 15,967 shares owned by his spouse.
(14)	Includes 4,140 shares Mr. Salyers owns individually and 7,701 shares owned jointly with his spouse.
(15)	Includes 7,811 shares Mr. Snively owns individually and 2,550 shares owned jointly with his spouse.
(16)	Includes 18,376 shares Mr. Matthews owns jointly with his spouse, 11,531 shares held within his IRA, and 6,385 shares Mr. Matthews owns individually, including restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(17)	Includes 39,854 shares Mr. Williams owns individually, including shares scheduled to vest within 60 days of record date.
(18)	Includes 35,085 shares Mr. Young owns individually, including restricted stock units that have fully vested but are subject to a two-year holding period after vesting date.
(19)	Figures as of December 31, 2022.
(20)	Beneficial ownership of The Vanguard Group is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 9, 2023, in which it reported shared power to vote or direct the vote of 57,159 shares of our common stock, sole power to dispose or direct the disposition of 8,319,183 shares of our common stock, and shared power to dispose or direct the disposition of 131,949 shares of our common stock.
(21)	Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the SEC with respect to the Company on January 31, 2023, in which it reported sole power to vote or to direct the vote of 5,227,760 shares of our common stock and sole power to dispose or direct the disposition of 5,398,189 shares of our common stock.

2023 PROXY STATEMENT 25

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2022 Director Pay

The table below sets forth the annual compensation of our non-employee directors for fiscal year 2022 which is unchanged from 2021.

Amount of Cash Retainer	Position
$60,000	Board Members
$25,000	Additional fee to Lead Independent Director
$15,000	Chairs of the Audit, Risk, Governance and Nominating, and Compensation Committees
$61,000	Chair of the Culture Committee
$10,000	Committee Members
Director Equity Retainer
● $75,000, issued in the form of RSUs that vest within one year of the grant date.

●  If Board service is terminated due to death, all unvested RSUs will fully vest as of the date of death. If Board service is terminated for any reason other than death, any unvested RSUs outstanding as of the date of termination would be forfeited.

● Upon a change of control, all unvested RSUs will become fully vested and settled in shares of SouthState common stock.

The Compensation Committee has approved changes to Board compensation beginning May 2023.

Any director who is also an employee of SouthState or its subsidiaries (namely, Messrs. Corbett, Pollok and Hill) is not eligible to receive any equity, retainer or fees for service on the Board of Directors, including service as a Chair of a Board committee.

2022 Director Compensation Review

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it. Working with its independent compensation consultant, the Compensation Committee annually assesses SouthState’s director compensation program relative to our peers. In making this assessment, the Compensation Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our Board members relative to directors at our peers, and (iii) our aggregate Board compensation as compared to our peer group.

Director Deferral Plan

Non-employee directors are permitted to make elections to defer (i) up to 100% of their cash retainer or meeting fees into a deferred income plan account and (ii) the settlement date with respect to either 50% or 100% of their annual RSU grant. Deferrals are not credited under the deferred income plan in respect of deferred RSUs until such RSUs have vested, at which time the director’s account is credited with a deemed investment in the SouthState Corporation Stock Fund under the deferred income plan equal to the number of shares of Company common stock with respect to which the deferral election was made (net of any shares withheld in respect of applicable tax withholding obligations, if any, related to vesting).

Deferrals credited under the deferred income plan are fully vested at all times and are payable (a) with respect to cash retainers, in cash in a single lump sum and/or (b) with respect to amounts deemed to be invested in Company common stock (including through the SouthState Corporation Stock Fund and any RSU accounts), in the form of common stock, following the first to occur of the participant’s separation from service or a change in control, subject to the director’s deferral elections.

Stock Retention Requirements, 10b5-1 Plans, and Hedging and Pledging Prohibitions

Stock Ownership Requirements. Directors are required to beneficially own a minimum of five times the director’s annual base cash retainer in market value of the Company’s common stock by the end of the fifth anniversary of being elected to the Board. Restricted stock and stock underlying or issuable pursuant to RSUs or the deferred income plan are counted toward these thresholds. After the threshold is attained, future changes in market value do not require the director to purchase additional stock. As of the end of 2022, all our directors have met or exceeded, or are in line to meet or exceed, their required ownership levels before their fifth anniversary of service commencement. Beneficially owned shares for these purposes include shares held by a director outright as well as unvested shares of restricted stock as to which a director has full voting privileges.

26 SOUTHSTATE

DIRECTOR COMPENSATION

10b5-1 Rules. Our Insider Trading Policy currently contains guidelines for director and officer trading in Company stock, including prohibiting trades if the director or officer possesses material insider information. Our Insider Trading Policy also provides guidance on the adoption of 10b5-1 plans for directors and officers. The Company has reviewed the new rules focused on 10b5-1 trading arrangements issued on December 14, 2022, and intends to review our Insider Trading Policy to comply with those new rules by the anticipated effective time. A copy of our Insider Trading Policy can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview under “Investor Relations.”

Anti-Hedging and Anti-Pledging Policies. Under our Insider Trading Policy, directors, officers and employees are prohibited from: (1) engaging in hedging, monetizing or similar transactions that are designed to offset a decrease in the market value of any securities of the Company and (2) holding securities of the Company in a margin account or otherwise pledging securities of the Company as collateral for a loan.

2022 Director Compensation

The following table shows the compensation paid to our 2022 non-management directors for their services in 2022:

	Fees earned or		All other
	paid in cash	Stock awards	compensation	Total
Director	($) (1)	($) (2)	($)	($)
Ronald M. Cofield, Sr. (3)	50,000	89,377	—	139,377
Shantella E. Cooper (3)	45,000	89,377	—	134,377
Jean E. Davis	80,000	82,495	—	162,495
Martin B. Davis	95,000	82,495	—	177,495
Robert H. Demere Jr. (4)	94,583	74,772	—	169,355
Cynthia A. Hartley (4)	51,667	—	—	51,667
Douglas J. Hertz (3)	53,333	89,377	—	142,710
John H. Holcomb III (4)	92,917	74,772 (5)	19,989 (6)	187,678
Robert R. Horger (4)	92,917 (5)	139,948 (7)	799 (8)	233,664
Charles W. McPherson (4)	116,250	74,772	—	191,022
G. Ruffner Page Jr.	75,000 (5)	82,495 (5)	—	157,495
Ernest S. Pinner (4)	92,917	74,772	—	167,689
William Knox Pou, Jr.	100,000	82,495	—	182,495
James W. Roquemore (3)	40,000	82,495	—	122,495
David G. Salyers	146,000	82,495	—	228,495
Joshua A. Snively	95,000 (9)	82,495 (5)	—	177,495
Kevin P. Walker (4)	107,083	74,772 (5)	—	181,855
(1)	Includes total compensation earned through Board fees, retainers and committee fees, whether paid or deferred. Refer to the “Director Compensation – 2022 Director Pay” section for more information regarding committee membership and fees.
(2)	RSUs were awarded to non-employee directors on May 2, 2022, in the amount of $75,000. These awards vested on November 2, 2022. The market value of the shares is determined by the closing market price of our common stock on the vesting date ($88.23 on November 2, 2022). The assumptions used in the calculation of these amounts for awards granted in 2022 are included in Note 19 in the “Notes to Consolidated Financial Statements” included within the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2022.
(3)	Mr. Cofield joined the SouthState Board February 24, 2022. Mr. Hertz and Ms. Cooper joined the Board on March 1, 2022, in connection with the Atlantic Capital Merger. Messrs. Cofield and Hertz and Ms. Cooper each received a pro-rated cash retainer in the amount of $5,000 for the first quarter of 2022 and a stock grant equal in the amount of $6,250 with a grant date of May 2, 2022. Mr. Roquemore joined the Board on April 27, 2022, to fill the vacancy created by Ms. Hartley’s retirement.
(4)	Ms. Hartley retired from the Board effective April 27, 2022. Messrs. Demere, Holcomb, Horger, McPherson, Pinner and Walker retired from the Board effective May 26, 2022.
(5)	For Messrs. Holcomb, Horger and Page, reflects amounts deferred under Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” on page 26 for more information.
(6)	Constitutes Mr. Holcomb’s consultant’s fees paid in connection with Corporate Billing, LLC.
(7)	Includes the accelerated vesting and release of restricted stock granted January 1, 2020, in the amount of $65,176 by Board resolution upon Mr. Horger’s retirement in May 2022.
(8)	Includes $0.49 in dividends for each of the first and second quarters for Mr. Horger’s 815 restricted stock awards outstanding at the time of the dividend declaration.
(9)	Includes $23,750 deferred under the Nonemployee Directors Deferred Income Plan. Please refer to the section captioned “Director Compensation – Director Deferral Plan” on page 26 for more information.

2023 PROXY STATEMENT 27

proposal 2: approving our executive compensation

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

Proposal 2 asks shareholders to approve, on an advisory basis, our 2022 executive compensation program. At the 2022 annual meeting of shareholders, 90% of the votes cast on the Say on Pay proposal were cast in support of our 2022 compensation of our Named Executive Officers. We believe that offering our shareholders the opportunity to vote on NEO compensation on an annual basis reinforces our commitment to the feedback of our shareholders.

In 2020, in connection with the CenterState Merger, we brought together an executive leadership team with the appropriate strategic vision and experience to guide the Company as it grows into a Southeast regional institution and completed a large, complex integration effort in the midst of the COVID-19 pandemic. We expanded on that vision in 2022 with the completion of our acquisition of Atlantic Capital. Our performance-based executive compensation program, which became effective in January 2022, is designed with that vision in mind to reflect our guiding principles of soundness, profitability and growth, and to align our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

In deciding whether to approve our pay practices for our NEOs, we ask that you consider the description of our executive compensation program provided in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“Resolved, that the shareholders approve the compensation paid to SouthState’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2023 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

Our Board unanimously recommends a vote “for” approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

28 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

1.     Executive Summary

a.       Our Named Executive Officers

Our NEOs for 2022 are identified below and include the Chief Executive Officer and Chief Financial Officer of the Company and our next three most highly compensated executive officers.

Named Executive Officers	Title	Years of Service (1)
John C. Corbett	Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank	22
Robert R. Hill, Jr. (2)	Executive Chairman of the Company and the Bank	26
William E. Matthews V	Chief Financial Officer of the Company and the Bank	11
Douglas L. Williams	Senior Executive Vice President, President of the Atlanta Banking Group and Head of Corporate Banking	17
Stephen D. Young	Chief Strategy Officer of the Company and the Bank	21
(1)	Reflects combined years of service at SouthState and CenterState for NEOs other than Mr. Williams, whose tenure reflects his combined years of service at SouthState and Atlantic Capital. With regard to Mr. Matthews, this figure also includes his tenure as CFO of NCOM.
(2)	As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on March 3, 2023, Mr. Hill will be separating from his employment with SouthState, effective as of the date of the 2023 annual meeting.

The following provides a brief biographical description of each of our NEOs, other than Messrs. Corbett and Hill for whom we have provided biographical information for them under the Board biographical information above. All positions held by each of our NEOs, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information is provided below. Information concerning directorships, committee assignments, minor positions and peripheral business interests have not been included.

●	William E. Matthews V, age 58, was appointed as our Chief Financial Officer on June 7, 2020, in connection with the CenterState Merger. Before that, he served as Executive Vice President and Chief Financial Officer of CenterState and CenterState Bank (2019 to June 7, 2020); President and Chief Financial Officer of NCOM (2018 to 2019); Chief Financial Officer of NCOM and NBC (2011 to 2019); NCOM and NBC Board member (2010 to 2019, Vice Chair 2012 to 2019); Partner at New Capital Partners, Birmingham, Alabama (2009 to 2011); Chief Financial Officer of RBC Bank (USA) (2008 to 2009); Executive Vice President and Chief Financial Officer of Alabama National Bancorporation (1998 to 2008).
●	Douglas L. Williams, age 65, was appointed as our Senior Executive Vice President (“SEVP”), President of the Atlanta Banking Group and Head of Corporate Banking, upon completion of the Atlantic Capital Merger on March 1, 2022. Before that, he served as Chief Executive Officer and Director of Atlantic Capital (2006 to March 2022); President of Atlantic Capital (2006 to 2015 and 2017 to 2022); Managing Director and Head of International Corporate Finance Group of Wachovia Corporation (“Wachovia”) (2003 to 2006); Executive Vice President and Head of the Global Corporate Banking Division of Wachovia (2001 to 2004); Chief Risk Officer for Wachovia’s corporate, institutional, and wholesale banking activities (2000 to 2001). Active in his community, Mr. Williams currently serves as a director for Metro Atlanta Chamber of Commerce, the Georgia Chamber of Commerce, and The Good Samaritan Health Clinic and is a member of the Buckhead Coalition.
●	Stephen D. Young, age 47, was appointed as our Chief Strategy Officer on June 7, 2020, in connection with the CenterState Merger. Prior to June 2020, Mr. Young served as Executive Vice President and Chief Operating Officer of CenterState (2016 to June 7, 2020) and CenterState Bank (May 2010 to June 8, 2020) and as Executive Vice President and Chief Financial Officer of CenterState Bank (2002 to 2010). From 1998 to 2001, Mr. Young was a senior auditor with Deloitte & Touche LLP. Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Chief Executive Officer.

2023 PROXY STATEMENT 29

Compensation DISCUSSION AND ANALYSIS

b.       2022 Highlights

2022 marked the first year of our fully transformed executive compensation program that emphasizes performance achievement and reinforces our pay for performance philosophy. Our accomplishments in 2022 have laid the foundation for long-term soundness, profitability and growth. Our accomplishments during the year include:

Earned net income of $496 million, or $6.60 per diluted share, or adjusted net income of $534 million, or $7.10 per diluted share, excluding merger-related and other one-time costs, with minimal 2 basis points in net charge offs and earned pre-provision net revenue or PPNR of $746 million, an increase of $228 million or 44% from PPNR of $518 million in 2021 (1)

Achieved return on average tangible common equity of 17.2% and adjusted return on average tangible common equity of 18.4% (1)

Experienced 17% annual loan growth year over year with approximately 5% deposit runoff as of year-end 2022 (2), with average deposit costs of 21 bps as of year-end and net interest margin expansion during the year of 120 bps

Appointed three highly qualified directors and “right sized” the Board from 19 to 13 members to improve Board governance and strategic focus, while eliminating a year early the special provisions contained in the bylaws that were put in place as part of the merger of equals with CenterState Bank Corporation (“CenterState” and the “CenterState Merger”) and designed to maintain the director status quo for three years through June 2023

Completed the acquisition of and integration and conversion with Atlantic Capital Bancshares, Inc. (“Atlantic Capital” and the “Atlantic Capital Merger”)
Published our annual Corporate Responsibility Report, established a diversity council to oversee the development of programs and initiatives and launched Unconscious Bias training.
(1)	See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Excludes PPP loans and loans and deposit balances assumed by the Bank on March 1, 2022, in connection with the Atlantic Capital Merger.

The Compensation Committee of the Board has approved a performance-based executive compensation program applicable to each of our NEOs, including the CEO, described below. We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

Under the SouthState executive compensation plan assuming target performance level, approximately 80% of our CEO’s pay was variable, while approximately 72% of the other NEO’s average pay was variable. Such compensation consists of base salaries, the AIP awards, and LTI awards granted in 2022 as reflected in the tables set forth under the section captioned “2022 Compensation Paid or Awarded to Our NEOs – Incentive Awards” beginning on page 37.

(1)	The percentages reflected by this graph exclude the total direct compensation for Mr. Corbett.

30 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

2.     Executive Compensation Governance

a.       Pay Evaluation and Decision Process

SouthState’s executive compensation program is structured to be performance-based to align total compensation with SouthState’s guiding principles of soundness, profitability and growth and to the achievement of financial and strategic goals. While our executive compensation program provides a variety of compensation elements designed to provide a comprehensive and competitive pay package, a meaningful portion of total compensation is typically variable and tied to metrics aligned with future shareholder return, thereby rewarding our NEOs and other executives for pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. Our Compensation Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our NEOs.

The Compensation Committee annually reviews and validates its compensation philosophy with the assistance of the Compensation Committee’s independent compensation consultant. The purpose of the review is to ensure that compensation decisions made by the Compensation Committee and the Board of Directors are consistent with this philosophy. The fundamental philosophy of our compensation program is to offer competitive compensation opportunities for executive officers that:

When setting compensation, the Compensation Committee considers various factors that indicate successful management, including:

●	Company, line of business and individual performance (both financial and non-financial)
●	Adherence to sound risk management policies
●	Year over year performance
●	Performance as compared to competitor peer group
●	Promotion of the core values of the Company

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments (other than with respect to his own compensation). The CEO evaluates the performance of the other senior executives, and based on these performance evaluations, market compensation surveys, and other data, he makes compensation recommendations, including with respect to incentive compensation payments, to the Compensation Committee and shares with its members the basis for his recommendations. The Compensation Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. With respect to the compensation of the CEO, the Compensation Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Taking these factors into consideration, the Compensation Committee exercises its discretion and authority granted by the Board to determine the appropriate compensation for the CEO, the Executive Chairman, and each NEO. While the Compensation Committee Charter permits the Compensation Committee to confer with other members of the Board as to their respective views on establishing compensation, the Compensation Committee has exercised final approval over compensation for the CEO and the Executive Chairman. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

2023 PROXY STATEMENT 31

Compensation DISCUSSION AND ANALYSIS

b.       Compensation Risk Management Features

Our Compensation Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i.       Pay Practices

The Compensation Committee has implemented pay and governance practices that reinforce our principles, support sound risk management and align with our shareholders:

✓    Pay for Performance: We apply a framework based on soundness, profitability and growth goals to drive short-term and long-term shareholder value.

✓  Annual Say on Pay Vote: We conduct an annual Say on Pay vote in line with best governance practices.

✓    Stock Ownership Guidelines: We maintain strict stock ownership requirements for our Executive Leadership and Directors.

✓    Insider Trading Policy and Strong Pledging and Hedging Prohibitions: Executive Leadership and Directors are expected to comply with our SEC-compliant Insider Trading Policy, including with respect to Rule 10b5-1 trading plans, and prohibitions on pledging or hedging/speculative trading in shares of SouthState stock.

✓    Independent Compensation Consultant: We engage an independent compensation consultant who reports directly to the Compensation Committee.

✓    Clawback Policy: Our clawback policy allows us to recoup incentive compensation that was paid in reliance on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

✓    Responsible Equity Grant Practices: We use the average of the closing price of our common stock for the preceding month to determine the number of PSU or RSU awards but recognize the expense of all share-based awards in our income statement over the award’s minimum required service period.

⌧   No Excise Tax Gross-Ups: Following the CenterState Merger, we no longer provide gross-up payments for excise taxes.

⌧   No Single Trigger Payments: Following the CenterState Merger, we no longer provide single trigger severance payments.

⌧   Severance: Following the CenterState Merger, we provide only cash severance (in the form of base salary, cash bonuses and COBRA coverage) pursuant to the terms of the NEOs’ employment agreements.

⌧ No Repricing: We do not allow for repricing of stock options without our shareholders’ consent.

ii.       Impact of Compensation Practices on Risk Management

The Company’s incentive governance process includes a framework for developing new incentive compensation policies and procedures and a robust, multi-layered risk review process designed to comply with applicable law. The Compensation Committee has ultimate authority regarding all incentive plans. The Compensation Committee reviews and approves any material changes to incentive plans. An Incentive Compensation Committee at the management-level is responsible for reviewing the annual risk review process for incentive plans and monitors business line compliance with the approved incentive plans. The Compensation Committee reviews and approves the annual incentive plan risk assessments. For additional information, please see the discussion captioned “Compensation Governance and Risk Management – Compensation Risk Management Policies and Practices” beginning on page 20.

We believe that our layered compensation governance approach, which includes offering a mix of fixed and variable compensation, performing annual incentive plan risk assessments, setting appropriate performance metrics that reward performance without encouraging excessive risk, and monitoring incentive plan awards, allows us to effectively mitigate excessive risk. The Chief Risk Officer presented the 2022 incentive plan and risk review analysis for 2022 plans to the Compensation Committee, and based on its deliberations, the Compensation Committee concluded that our compensation and incentive plans and practices for 2022 and 2023 do not create risks that are likely to have a material adverse effect or would cause plan participants to take unnecessary risks.

32 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

c.       Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to engage a compensation consultant and approve the independent compensation consultant’s fees and other terms of the engagement. From January 1, 2022, to March 30, 2022, the Compensation Committee retained McLagan, an Aon Company, to act as its independent compensation consultant. During its engagement, McLagan participated in the Compensation Committee meetings held during January and February 2022. In addition, the Company engaged McLagan to assist the Company with calculating the potential payments to our NEOs upon termination or change in control as disclosed in the 2022 Proxy Statement and continued that limited engagement for purposes of assisting the Company with the calculations disclosed in this Proxy Statement on page 49 below.

Beginning, April 1, 2022, the Compensation Committee engaged the services of FW Cook as it’s independent consultant for the remainder of the year. FW Cook performed a review of our director and executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends. During its engagement, FW Cook participated in the Compensation Committee meetings held during 2022 beginning in April 2022. The Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and The Nasdaq Stock Market listing standards. The Compensation Committee requested and received a report from FW Cook addressing the independence of FW Cook and its senior advisors. The following factors were considered: (1) services other than compensation consulting provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of FW Cook and a member of our Compensation Committee; (5) any stock of the Company owned by the senior advisors of FW Cook; and (6) any business or personal relationships between our executive officers and the senior advisors of FW Cook. The Compensation Committee discussed these considerations and concluded that the work performed by FW Cook and FW Cook’s senior advisors involved in the engagements did not raise any conflict of interest.

During 2022, FW Cook provided the following services to the SouthState Compensation Committee:

●	provided data and analysis to the Compensation Committee regarding compensation related trends in the banking industry;
●	reviewed the Company’s total compensation philosophy for reasonableness and appropriateness;
●	reviewed overall compensation levels;
●	advised the Compensation Committee generally on the Executive Chairman’s employment agreement and compensation;
●	reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, RSUs and PSUs), all other compensation, and changes in retirement benefits as compared to that of the customized peer group;
●	advised the Compensation Committee regarding the compensation of outside directors, including the competitiveness of its elements as compared to the defined peer group;
●	recommended and made observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group (including a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants);
●	interacted with management to obtain compensation and benefits data, as well as other relevant information that is not available from public sources, to understand the scope of the various executive jobs to provide accurate benchmarking and confirm accurate and up-to-date factual and data analyses; and
●	provided market and peer data and recommendations on executive management compensation.

Fees Paid to Compensation Consultants. The aggregate fees paid by the Company to McLagan in 2022 for its limited role totaled $38,355. The aggregate fees paid by the Company to FW Cook in 2022 for determining or recommending the amount or form of executive and director compensation totaled $197,082.

2023 PROXY STATEMENT 33

Compensation DISCUSSION AND ANALYSIS

3.     Our 2022 Compensation Program

For 2022, the Compensation Committee of the Board approved a performance-based executive compensation program which is designed to reflect the compensation principles described above while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

a.       Executive Pay Components and Variable Pay Mix

The elements of our executive compensation program for 2022 included:

Base salary	Performance Based Annual Cash Incentive Program (“AIP”)	Long Term Incentive Program (“LTIP”) (1)
Annually reviewed by the Compensation Committee; reflects scope of responsibili- ties based on years of experi- ence, performance, skills and knowledge	Designed to (i) encourage, recognize and reward achievement of performance metrics, (ii) reward NEOs for shareholder value creation, and (iii) align NEO and shareholder interests

Designed to reward NEOs for shareholder value creation,
to align NEO and shareholder interests, and to retain and
motivate talented NEOs. Equity-based and provided
under shareholder-approved plans that permit granting
a variety of equity-based awards

3-year term

Provides income stability to allow NEOs to focus on the execution of strategic goals and to attract and retain highly qualified NEOs	Provides short-term variable pay for the performance year by NEOs	Performance Share Units (“PSUs”) Rewards achievement of corporate, team and individual performance metrics over a prescribed performance period	Restricted Share Units (“RSUs”) Rewards sustainable long-term appreciation of the Company’s stock price and aligns NEO compensation with stock price appreciation
		80% of LTIP opportunity	20% of LTIP opportunity
(1)	As previously disclosed, in accordance with is employment agreement, Mr. Hill received 100% of his LTI in the form of time-vesting RSUs, while all other NEOs receive both PSUs and RSUs as indicated.

b.       Base Salaries

We pay base salaries to attract, reward and retain senior executives to compete for talent. Base salaries for our NEOs were initially set by the Compensation Committee as of the effective date of the CenterState Merger to reflect base salaries that were competitive within the peer group. Each year, the Compensation Committee reviews the salaries of our NEOs as a percentage of total target compensation and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO. The Compensation Committee typically conducts these evaluations during the third quarter of our fiscal year. The Compensation Committee did not adjust base salaries for the NEOs for 2021 or 2022; however, in connection with its annual evaluation during the third quarter of 2022, the Compensation Committee approved modest increases to the salaries of the NEOs for 2023 as it deemed reasonably appropriate to address and reflect its consideration of compensation paid by the Company’s peer competitor group to similarly situated executive officers. The Compensation Committee will evaluate base salaries of the NEOs during the third quarter of 2023 and will implement any changes as it deems appropriate in the first quarter of 2024.

c.       Annual Cash Incentive and Long-Term Incentive Plans

The table below summarizes the components of each of the Annual Cash Incentive Plan (“AIP”) and Long-Term Incentive (“LTI”) Plan approved by the Compensation Committee for 2022, including the performance metrics that are being applied, and purpose for including such components.

The Compensation Committee annually sets the amount of each executive’s threshold, target, and maximum award that can be awarded under the AIP, determined as a percentage of the participant’s base salary. In addition, the Compensation Committee approves the form of LTI awards and the related performance conditions for each executive under the LTI plan in a manner designed to align the interests of our executives with those of our shareholders. The Compensation Committee establishes rigorous performance goals that are

34 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

designed to achieve strong results without encouraging excessive risk-taking. For 2022, the metrics for receiving AIP and LTI awards were as set forth below:

Component	NEOs other than CEO and Executive Chairman	CEO and Executive Chairman
Annual Cash Incentive

•  Adjusted Earnings Per Share (“EPS”) (40%) (1) (2): Measures growth, profitability and our return on investment. The Compensation Committee believes EPS is a meaningful performance metric because it has a long-term correlation with shareholder value.

•  Adjusted PPNR (40%) (1) (3): Measures the core profitability of the Company before consideration of provisions for credit losses. The measure is widely used by investors and analysts to measure profitability excluding any cost or benefit of provision expense or release.

•  NPA/Loans + OREO (4) (20%): Measures the level of non-performing assets. The measure is widely used by investors and analysts to measure asset quality, which is critical to the Company's soundness.

•  Adjusted EPS (35%) (1) (2): Measures growth, profitability and our return on investment. The Compensation Committee believes EPS is a meaningful performance metric because it has a long-term correlation with shareholder value.

•  Adjusted PPNR (35%) (1) (3): Measures the core profitability of the Company before consideration of provisions for credit losses. The measure is widely used by investors and analysts to measure profitability excluding any cost or benefit of provision expense or release.

•  NPA/Loans + OREO (20%) (4): Measures the level of non-performing assets. The measure is widely used by investors and analysts to measure asset quality, which is critical to the Company's soundness.

•  Qualitative (10%): Based on the Compensation Committee’s assessment of the Executive Chairman’s and CEO’s success in providing leadership to support the culture and growth of the Company following the CenterState Merger.

Long Term Incentive (PSUs and RSUs)

•  PSUs (80%): Awarded in the form of PSUs that vest ratably over 3 years on January 1 of each subsequent year.

◾
TBV Growth (5) (50%): The Compensation Committee believes this measure correlates with growth in the per share value of the Company. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.
◾
3-Year Cumulative Return on Average Tangible Common Equity (“ROATCE”) (40%) (1): The Compensation Committee believes that ROATCE is meaningful because it measures, as relative to peers, the Company’s (i) capital formation rate and (ii) its ability to fund growth and capital returns to shareholders. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

•  RSUs (20%): Awarded in the form of RSUs at target opportunity that vest ratably over 3 years on January 1 of each subsequent year.

(1)	Adjusted EPS, PPNR and ROATCE are non-GAAP financial measures that exclude the impact of branch consolidation and merger-related expenses, gains or losses on AFS securities and other one-time adjustments such as extinguishment of debt cost, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. Adjusted ROATCE also excludes after-tax amortization of intangibles. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	Adjusted net income divided by the weighted average diluted shares outstanding.
(3)	Adjusted net income before tax and before provision for credit losses (including unfunded commitments).
(4)	Non-performing assets divided by the sum of loans plus other real estate owned on an absolute basis and as compared to our peers. A ratio less than or equal to 0.75% is maximum performance. A ratio above 0.75% results in a peer group comparison.
(5)	Compound tangible book value growth per share plus cumulative dividends per share over the measurement period but excluding: (a) the impact of CenterState Merger-related expenses associated with the CenterState Merger occurring after the start of the measurement period; (b) the impact of share repurchase activity on the Tangible Book Value per share plus cumulative dividends per share calculation; (c) the impact of merger-related expenses associated with the Duncan-Williams acquisition occurring after the start of the measurement period; and (d) the impact of the change in accumulated other comprehensive income during the measurement period as described below.

In 2022, the Compensation Committee approved a modification to the performance metrics of the AIP awards granted to Messrs. Corbett and Hill given their unique roles as CEO and Executive Chairman. These changes included (1) the addition of a qualitative metric of 10% based on the Compensation Committee’s evaluation of the Executive Chairman’s and the CEO’s success in providing leadership to support the culture and growth of the Company following the CenterState Merger, and (2) a corresponding reduction by 5% each of the EPS and Adjusted PPNR metrics to 35% and 35%, respectively. In addition, in accordance with Mr. Hill’s employment agreement, the Compensation Committee approved an LTI award for Mr. Hill, 100% of which is in the form of time-vesting RSUs.

2023 PROXY STATEMENT 35

Compensation DISCUSSION AND ANALYSIS

The 2022 AIP and LTI opportunities as a percentage of base salary for each of the NEOs are outlined in the table below. These opportunities have also been approved for such executives for their 2023 AIP and LTI awards.

Name	AIP Opportunity (Cash) (1)	LTI Opportunity 80% PSUs , 20% RSUs (2)
John C. Corbett, Chief Executive Officer	115%	280%
Robert R. Hill, Jr., Executive Chairman (3)	115%	280%
William E. Matthews V, Chief Financial Officer	70%	125%
Douglas L. Williams, Senior Executive Vice President, President of the Atlanta Banking Group and Head of Corporate Banking	70%	70%
Stephen D. Young, Chief Strategy Officer	100%	150%
(1)	Maximum payout available under the AIP is 150% of the target AIP opportunity.
(2)	20% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and 80% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date.
(3)	LTI award granted 100% in the form of time-vesting RSUs.

We believe this performance-based compensation reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

d.       Clawback Feature

Annual bonus awards and other incentive compensation payments are subject to clawback provisions which require that the NEO will return any bonus or incentive compensation paid to him or her by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The Compensation Committee will revise these clawback provisions to the extent necessary and appropriate to meet with changes in applicable law anticipated to become effective in 2023.

e.       2022 CEO and NEO Pay Mix

The charts below depict total direct compensation at the target performance level for fiscal year 2022 for our CEO and our other NEOs. Such compensation consists of base salaries, the AIP awards, and LTI awards and assumes incentive grants awarded at the target level opportunity. Under the SouthState executive compensation plan, approximately 80% of our CEO’s 2022 pay was variable, while approximately 72% of the other NEO’s average pay was variable.

(1)	The percentages reflected by this graph exclude the total direct compensation for Mr. Corbett.

36 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

f.       Stock Ownership and Retention Requirements

The Compensation Committee believes that members of executive leadership, including the NEOs, should accumulate meaningful equity stakes in SouthState over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. Our CEO is required to own SouthState stock having a value equal to at least four times his base salary, while all other NEOs are required to own SouthState stock having a value of at least two times their base salary. Our NEOs have five years from being named an executive officer to comply with the stock ownership guidelines. As of the end of 2022, all our NEOs exceeded their required ownership levels. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, vested RSUs and PSUs subject to a holding period, and vested and unexercised stock options.

4.      2022 Compensation Paid or Awarded to our NEOs

The following discusses the compensation paid or awarded to our NEOs under our 2022 compensation program.

a.	Base Salaries

The table below sets forth the base salaries for our NEOs in 2022 which remained unchanged from base salaries at the end of fiscal year 2021:

Name	Annual Base Salary ($)
John C. Corbett	975,000
Robert R. Hill, Jr.	585,000
William E. Matthews V	525,000
Douglas L. Williams	500,000
Stephen D. Young	585,000

Except for Mr. Williams, whose salary was set in connection with the completion of the Atlantic Capital Merger in March 2022, the Compensation Committee set these salaries as of the effective date of the CenterState Merger to reflect base salaries competitive within the peer group that the Company adopted upon completion of the CenterState Merger. As noted above, the Compensation Committee has approved modest increases in base salaries for the 2023 fiscal year and is expected to evaluate base salary levels in the third quarter of 2023 and implement any changes as it deems appropriate in the first quarter of 2024.

b.	Incentive Awards

2022 AIP Opportunity and Awards

Effective January 1, 2022, the target and maximum 2022 AIP opportunities for each of our NEOs were as follows:

	Total AIP Opportunity
Name	Target ($)	% Base Salary	Maximum ($)	% Base Salary
John C. Corbett, Chief Executive Officer	1,121,250	115%	1,681,875	172.5%
Robert R. Hill, Jr., Executive Chairman	672,750	115%	1,009,125	172.5%
William E. Matthews V, Chief Financial Officer	367,500	70%	551,250	105%
Douglas L. Williams, Senior Executive Vice President, President of the Atlanta Banking Group, Head of Corporate Banking	350,000	70%	525,000	105%
Stephen D. Young, Chief Strategy Officer	585,000	100%	877,500	150%

2023 PROXY STATEMENT 37

Compensation DISCUSSION AND ANALYSIS

The table below reflects the performance metrics under the 2022 AIP for Messrs. Matthews, Young, and Williams, including threshold, target, and maximum performance levels, the actual level of achievement for each metric, and the payout determined for such achievement as a percentage of target:

AIP Goal (1)	Scale		Metric	Metric Result	Performance Achieved	Payout Achieved (as a % of target)
Adjusted EPS (40%)	Threshold	0%	$5.18	$7.10	Above maximum	150%
	Target	100%	$5.76
	Max	150%	$6.33
Adjusted PPNR (in millions, 40%)	Threshold	0%	$507 million	$746 million	Above maximum	150%
	Target	100%	$564 million
	Max	150%	$620 million
NPAs/Loans +ORE (20%) (2)	Threshold	0%	25th percentile	0.36%	Above maximum	150%
	Target	100%	50th percentile
	Max	150%	75th percentile
(1)	Each of Adjusted EPS and Adjusted PPNR constitutes 40% of the AIP award determination, and NPAs/Loans + ORE constitutes 20% of the AIP award determination.
(2)	Ratio less than or equal to 0.75% equals maximum performance; peer group comparison if above 0.75%.

For Messrs. Corbett and Hill, the table below reflects the performance metrics under the 2022 AIP, including threshold, target, and maximum performance levels, the actual level of achievement for each metric, and the payout determined for such achievement as a percentage of target. Achievement of the qualitative metric was based on the Compensation Committee’s evaluation of the Executive Chairman’s and CEO’s success in providing leadership post-CenterState merger of equals.

AIP Goal (1)	Scale		Metric	Metric Result	Performance Achieved	Payout Achieved (as a % of target)
Adjusted EPS (35%)	Threshold	0%	$5.18	$7.10	Above maximum	150%
	Target	100%	$5.76
	Max	150%	$6.33
Adjusted PPNR (in millions, 35%)	Threshold	0%	$507 million	$746 million	Above maximum	150%
	Target	100%	$564 million
	Max	150%	$620 million
NPAs/Loans +ORE (20%) (2)	Threshold	0%	25th percentile	0.36%	Above maximum	150%
	Target	100%	50th percentile
	Max	150%	75th percentile
Qualitative (10%)	Threshold	0%	This component is based on the Compensation Committee’s assessment of the Executive Chairman and CEO’s success in providing leadership that supports the culture and growth of the Company following the CenterState merger of equals.	Target	Target	100%
	Target	100%
	Max	150%
(1)	Each of Adjusted EPS and Adjusted PPNR constitutes 35% of the AIP award determination, NPAs/Loans + ORE constitutes 20% of the AIP award determination, and Qualitative constitutes 10% of the AIP award determination.
(2)	Ratio less than or equal to 0.75% equals maximum performance; peer group comparison if above 0.75%.

38 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

The table below reflects the amounts earned under the 2022 AIP and paid to each of our NEOs based on the achievements described above:

The table below reflects the amounts earned under the 2021 AIP and paid to each of our NEOs based on the achievements described above:
Name	Target (% Base Salary)	Performance Achieved	Earned AIP ($)
John C. Corbett Chief Executive Officer	115%	145%	1,625,813
Robert R. Hill, Jr. Executive Chairman	115%	145%	975,488
William E. Matthews V Chief Financial Officer	70%	150%	551,250
Douglas L. Williams SEVP, President of the Atlanta Banking Group, Head of Corporate Banking	70%	150%	525,000
Stephen D. Young Chief Strategy Officer	100%	150%	877,500

2022 LTI Opportunity and Awards

As discussed above, in 2022, each of our NEOs (other than Mr. Hill) received grants under our LTI plan that were comprised (i) 20% in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant and (ii) 80% in the form of PSUs that are eligible to vest and become earned between 0% and 150% of target levels based on the achievement of a TBV Growth performance metric and a 3-Year ROATCE performance metric, equally weighted, over a three-year performance period, subject to the NEO’s continued employment with us through the vesting date. As noted above, in accordance with his employment agreement, Mr. Hill received 100% of his LTI in the form of time-vesting RSUs that vest ratably over a three-year vesting period on January 1 of each year following the year of grant. Effective January 1, 2022, the 2022 LTI opportunities as a percentage of base salary for each of our NEOs was as follows:

HIDDEN_ROW
NEO	Base Salary ($)	LTI Grant Value (% of Base Salary)	RSUs 20% ($)	PSUs 80% ($)
John C. Corbett Chief Executive Officer	975,000	280%	546,000	2,184,000
		$2,730,000
Robert R. Hill, Jr. Executive Chairman	585,000	280%	1,638,000	—
		$1,638,000
William E. Matthews V Chief Financial Officer	525,000	125%	131,250	525,000
		$656,250
Douglas L. Williams SEVP, President of the Atlanta Banking Group, Head of Corporate Banking (1)	500,000	70%	70,000	280,000
		$350,000
Stephen D. Young Chief Strategy Officer	585,000	150%	175,500	702,000
		$877,500
(1)	Mr. Williams joined the Company on March 1, 2022, following completion of the Atlantic Capital Merger. The figures in this table do not include a “pay to lead” award received by Mr. Williams upon completion of the Atlantic Capital Merger, as described below.

On December 13, 2022, the Compensation Committee approved an adjustment to the calculation of the TBV Growth performance metric under the PSUs granted to each of the named executive officers (other than Mr. Hill) in each of fiscal years 2021 and 2022 (the “TBV Growth Adjustment”). As approved by the Compensation Committee, the TBV Growth Adjustment excludes from the calculation of TBV Growth changes in accumulated other comprehensive income (“AOCI”) during the relevant performance period for the PSUs. The calculation of TBV Growth, including any potential impact from AOCI, will occur at the end of the respective 3-year performance period (i.e., 2023 fiscal year end for the 2021 PSU award and 2024 fiscal year end for the 2022 PSU award). The Compensation Committee determined that this exclusion was consistent with certain other exclusions from TBV Growth that were permitted under the awards’ existing terms on the basis that recorded changes in AOCI from the required mark to market of the Company’s available for sale (“AFS”) investments is due primarily to accounting standards applicable to AFS as opposed to held to maturity investments rather than actual operating performance. The amount of incremental fair value expense resulting from the TBV Growth Adjustment is reported in the Summary Compensation Table and Grants of Plan Based Awards Table on pages 44 and 46, respectively.

2023 PROXY STATEMENT 39

Compensation DISCUSSION AND ANALYSIS

2022 AIP Award Earned and Target LTI Award

The table below sets forth the value of the AIP award earned and target LTI awards granted to each of our NEOs in respect of fiscal year 2022:

NEO	Base Salary ($)	AIP (1) ($)	LTI (2) ($)	Total ($)
John C. Corbett, Chief Executive Officer	975,000	1,625,813	2,730,000	5,330,813
Robert R. Hill, Jr., Executive Chairman	585,000	975,488	1,638,000	3,198,488
William E. Matthews V, Chief Financial Officer	525,000	551,250	656,250	1,732,500
Douglas L. Williams, SEVP, President of the Atlanta Banking Group, Head of Corporate Banking	500,000	525,000	350,000 (3)	1,375,000
Stephen D. Young, Chief Strategy Officer	585,000	877,500	877,500	2,340,000
(1)	LTI for fiscal year 2022 was awarded to NEOs in the first quarter of 2023.
(2)	Reflects the LTI award which was converted to shares as set forth in the Summary Compensation Table on page 44 and as further explained in Note (3) to the Summary Compensation Table.
(3)	Does not reflect the “pay to lead” award received by Mr. Williams in the form of RSUs upon completion of the Atlantic Capital Merger, as described below.
c.	Atlantic Capital Merger Awards

To encourage the continuity and retention of executives responsible for critical roles and to reward the significant transition requirements of the Atlantic Capital Merger, the employment agreement for Mr. Williams provides for the grant of an RSUs with a grant date of the Atlantic Capital Merger closing date in the amount of $600,000 (the “pay to lead award”), which will vest in equal annual instalments on each of the first three anniversaries of the grant date, subject to his continued employment through each date (subject to earlier vesting on certain terminations of employment). In addition, in connection with the significant integration planning for the Atlantic Capital Merger and the criticality of retaining key talent from Atlantic Capital through the integration and conversion process, the employment agreement with Mr. Williams provides for payment of a one-time lump-sum cash payment of $600,000 (the “pay to integrate award”), which was paid on August 19, 2022, following the successful completion of the systems conversion of the Company and Atlantic Capital. In addition, on March 1, 2022, a payment of $2,556,000 was credited to an account maintained under the Deferred Income Plan for Mr. Williams, in respect of his contractual severance payments that would have been payable under his prior employment agreement with Atlantic Capital.

5. Other compensation topics

a.    Competitor Groups

Peer Benchmarking. Each year, with assistance from its independent compensation consultant, the Compensation Committee reviews the compensation practices of our peers to assess the competitiveness of the compensation arrangements of our NEOs. See the discussion captioned “Role of Compensation Consultant” beginning on page 33. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. The Compensation Committee uses benchmarking primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, etc.) with comparable institutions.

Working with McLagan, our independent compensation consultant through the first quarter of 2022, the Compensation Committee reviewed the compensation practices of our peers in 2021 to ascertain competitive total compensation levels for our NEOs (including base salary, equity awards, cash incentives, etc.) with comparable institutions. In addition to peer pay data, we also assess other market factors, the Company’s performance, individual roles, tenure and performance to set NEO pay levels.

The criteria used to select our 2021 peer group, which we retained until July 2022, were as follows:

●	Peer bank must have total year-end assets ranging from $29.4 billion to $90 billion
●	Peer bank must be headquartered in the continental U.S.
●	Peer bank must operate more than 25 branch locations
●	Peer bank must achieve a Return on Average Equity > 0%
●	Individual consideration given for business model compatibility

40 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

Taking these criteria into consideration, the Compensation Committee approved a group of 23 peers with median assets of approximately $36.5 billion. The specific members of the peer group selected by the Compensation Committee for reference in determining 2022 compensation were as follows:

Company Name	Ticker	State
Comerica Inc.	CMA	TX
First Horizon Corp.	FHN	TN
Zions Bancorp. NA	ZION	UT
Signature Bank	SBNY	NY
New York Community Bancorp	NYCB	NY
Synovus Financial Corp.	SNV	GA
East West Bancorp. Inc.	EWBC	CA
Wintrust Financial Corp.	WTFC	IL
Cullen/Frost Bankers Inc.	CFR	TX
Valley National Bancorp	VLY	NJ
F.N.B. Corp.	FNB	PA
Western Alliance Bancorp	WAL	AZ
BankUnited Inc.	BKU	FL
Pinnacle Financial Partners	PNFP	TN
Prosperity Bancshares Inc.	PB	TX
Hancock Whitney Corp. (1)	HWC	MS
Associated Banc-Corp	ASB	WI
UMB Financial Corp.	UMBF	MO
Commerce Bancshares Inc.	CBSH	MO
Webster Financial Corp.	WBS	CT
Sterling Bancorp	STL	NY
BancorpSouth Bank (3)	BXS	MS
PacWest Bancorp (2)	PACW	CA

(1)	While both Hancock Whitney Corp. and PacWest Bancorp had negative Return on Average Equity as of December 31, 2020, the Company retained these firms in the peer group as the negative ROAE was a result of one-time impairments for both companies.
(2)	While BancorpSouth Bank’s assets were less than $29.4 billion as of December 31, 2020, it has since acquired Cadence Bancorporation, bringing total assets to $48 billion, and changed its name to Cadence Bancorporation.

The Compensation Committee approved a new peer group for 2023 compensation decisions to address peer changes in business strategy, scale, operational changes, including peer merger and acquisition activity, and geographic orientation.

b.	Retirement, Health and Welfare Benefits and Perquisites

During 2022, we maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of SouthState. These plans consisted of the following:

●	Retirement Savings Plan 401(k). SouthState maintained a defined contribution plan which permitted its employees to contribute a portion of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax-qualified retirement plan. As of December 31, 2022, each NEO participated in the SouthState 401(k) plan. We matched 100% of the participant’s deferral up to 4% of the participant’s compensation as defined under the plan. See the table in footnote of the Summary Compensation Table.
●	Health and Dental Care. SouthState offered health and dental coverage to its employees. The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees in accordance with applicable enrollment.
●	Disability Insurance. The NEOs are eligible to receive disability insurance which, in the event of disability, pays an employee 60% of his or her monthly compensation, subject to a cap of $15,000 per month. In addition, the employment agreements for each of Messrs. Corbett and Young provide an additional monthly disability benefit of the lesser of $25,000 or 60% of his salary.
●	Other Welfare Benefits. The NEOs received certain other welfare benefits (such as Paid Time Off, vision coverage, etc.) available to all SouthState employees.

2023 PROXY STATEMENT 41

Compensation DISCUSSION AND ANALYSIS

The applicability of these benefits is determined by the same criteria applicable to all of our employees. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with SouthState. These benefits are part of the strong value proposition we offer our employees in furtherance of our purpose and help keep us competitive in attracting and retaining employees. We believe that our employee benefits are generally competitive with benefits provided by our peer group and are consistent with industry standards.

In addition, during 2022, we maintained additional benefit plans that were made available to select members of the senior management team, including executive officers, as follows:

●	Deferred Compensation Plan. SouthState makes available to selected members of the SouthState senior management group, including all NEOs and/or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. See the discussion entitled “Executive Compensation – Nonqualified Deferred Compensation in 2022” beginning on page 48 for additional information.
●	CenterState Supplemental Executive Retirement Plans (“SERP”). Mr. Matthews was a participant in the nonqualified deferred compensation arrangements of National Commerce Corporation (“NCOM”) which were designed to provide supplemental retirement income benefits to participants. CenterState assumed this SERP upon its acquisition of NCOM in April 2019 and was obligated under the agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including that of Mr. Matthews. See the discussion entitled “Executive Compensation – Pension Benefits in 2022” on page 49 for additional information on this SERP.
●	CenterState Split Dollar Agreements and BOLI. Each of Messrs. Corbett, Matthews and Young had a Split Dollar Agreement through CenterState, whereby CenterState purchased single premium life insurance on the executive. If the executive dies while still employed with us, each of Messrs. Corbett’s and Young’s beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the agreement), and Mr. Matthews’ beneficiary would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurred as of December 31, 2022, the amount Mr. Corbett’s and Mr. Young’s beneficiaries would be entitled to receive is $248,177 and 228,836, respectively, and Mr. Matthews’ beneficiary would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurs after separation from service, and if, pursuant to the Split Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the applicable agreement) at the date of death, each of Messrs. Corbett’s and Young’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds, and Mr. Matthew’s beneficiary is entitled to receive the lessor of $3,600,000 or the Net at Risk value of the underlying policy. In addition to Split Dollar Agreements, CenterState also maintained certain term life insurance BOLI arrangements between CenterState and Messrs. Corbett and Young in addition to the normal group life insurance coverage on all employees. As of December 31, 2022, the additional amount of these term life insurance arrangements for Messrs. Corbett and Young, respectively, are $212,141 and $193,430. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to CenterState’s Form 8-K dated January 11, 2006. SouthState assumed these agreements in connection with the CenterState Merger, and they remain in place.
●	Atlantic Capital Split Dollar Agreement. Mr. Williams had a Split-Dollar Endorsement Agreement through Atlantic Capital, whereby Atlantic Capital purchased life insurance on the executive. If Mr. Williams dies while still employed with us, his beneficiary is entitled to a benefit equal to $2 million and the remaining policy proceeds, if any, will be paid to SouthState. If death occurred as of December 31, 2022, the amount his beneficiary would be entitled to receive $2 million. If death occurs after separation from service for any reason, the agreement terminates, and Mr. Wiliams’s beneficiary is not entitled to receive benefits under the agreement or the underlying policies. The Company assumed this agreement in connection with the Atlantic Capital Merger, and it remains in place.
c.	Employment Agreements

For a discussion of the employment agreements in effect for the NEOs, please see the discussion of employment and noncompetition agreements beginning on page 51. In connection with the termination of his employment effective as of the date of the 2023 annual meeting, Mr. Hill will be eligible to receive certain severance payments and benefits under the terms of his employment agreement, which are described under “Potential Payments Upon Termination or Change in Control” beginning on page 49 below.

d.	Tax Deductibility of Compensation

The Company does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to SouthState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances SouthState’s ability to attract and retain individuals as well as to create longer term value for shareholders. The Compensation Committee reserves the right to pay nondeductible compensation if it is in the best interests of the Company and consistent with the Company’s business needs.

42 SOUTHSTATE

ISCUSSION AND
Compensation DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2022.

This report is provided by the undersigned directors, who serve on the Compensation Committee as of the date of this Proxy Statement and who served on the Compensation Committee during 2022. Our Board has determined that all Committee members are independent under The NASDAQ Stock Market listing standards and applicable SEC rules and regulations. Cynthia A. Hartley and David G. Salyers also served on the Compensation Committee during 2022, but Ms. Hartley retired from the Board and the Compensation Committee as of April 27, 2022, and Mr. Salyers ceased serving on the Compensation Committee effective May 26, 2022, when six (6) directors retired, and the various Board committees were reconstituted as a result.

Submitted by the Compensation Committee of the Board:
Joshua A. Snively, Chair
Jean E. Davis
Douglas J. Hertz

2023 PROXY STATEMENT 43

Executive Compensation

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded by SouthState with respect to our named executive officers during the years indicated.

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2) (3)	Non-equity Incentive Plan compensation ($) (4)	Change in pension value and nonqualified deferred compensation earnings ($) (5)	All other compensation ($) (6)	Total ($)
John C. Corbett Chief Executive Officer	2022	975,000	—	2,723,310	1,625,813	—	50,360	5,374,483
	2021	975,000	—	2,931,598	1,365,653	—	39,300	5,311,551
	2020	565,000	—	—	1,039,479	—	27,897	1,632,376
Robert R. Hill, Jr. Executive Chairman	2022	585,000	—	1,774,008	975,488	—	16,429	3,350,925
	2021	585,000	3,300,000 (7)	1,759,005	819,392	—	15,864	6,479,262
	2020	695,417	—	5,091,572	888,271	—	6,213,961	12,889,221
William E. Matthews V Chief Financial Officer	2022	525,000	—	654,703	551,250	—	32,802	1,763,755
	2021	525,000	—	703,522	447,605	—	24,868	1,700,995
	2020	306,250	—	—	333,125	—	12,485	651,860
Douglas L Williams (8) SEVP, President, Atlanta Banking Group, Head, Corporate Banking	2022	416,667	600,000 (9)	873,956 (10)	525,000	—	2,574,873	4,990,496

Stephen D. Young (11) Chief Strategy Officer	2022	585,000	—	875,421	877,500	—	42,185	2,380,106
	2021	585,000	—	940,960	712,515	—	41,276	2,279,751

(1)	Consists of total salary compensation paid by SouthState, including any amounts deferred at the executive’s election.
(2)	Other than as described below, the amounts presented reflect the grant date fair value of RSUs and PSUs, computed in accordance with FASB ASC Topic 718, by dividing the LTI opportunity by the 30-day average closing price through the month-end prior to the grant date and multiplying by the closing stock price on the grant date. For a discussion of assumptions used in the valuation of the stock awards see Note 19, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2022.

In addition, the amounts in this column reflect the incremental fair value as a result of the December 2022 TBV Growth Adjustment to PSUs granted in 2022, calculated as of December 13, 2022, in accordance with FASC ASC Topic 718. For additional information, see the discussion captioned “2022 Compensation Paid or Awarded to our NEOs” beginning on page 37.

(3)	The fair value of PSUs received by each NEO as of the grant date, assuming maximum performance, is as follows: Mr. Corbett, $2,131,974; Mr. Matthews, $512,542; Mr. Williams, $250,228; and Mr. Young, $685,300. Mr. Hill did not receive PSUs in 2022. The grant date for such PSU awards was January 19, 2022, for Messrs. Corbett, Matthews and Young and March 1, 2022 for Mr. Williams.
(4)	Reflects the dollar value of all amounts earned during the fiscal year pursuant to the AIP. See “Compensation Discussion and Analysis – Our 2022 Executive Compensation – Incentive Awards” for a description of how the Compensation Committee determined the incentive payments awarded in 2022.
(5)	Includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate. During 2022, nonqualified deferred compensation plan balances experienced an unrealized loss, and there was no income exceeding 120% of the applicable long term federal rate.
(6)	The following table provides all other compensation in 2022. The table does not include any amounts for personal benefits provided to our NEOs for which we believe there is no aggregate incremental cost to us, including assistance with travel arrangements or use of leased apartments and vehicles, and the use of ground transportation and shared lodging of a spouse when accompanying an executive traveling for a business-related purpose.

44 SOUTHSTATE

Executive Compensation

2022 All Other Compensation Table

Name	401(k) Matching and Other Employer Contributions ($)(a)	Life Insurance and LT Disability premium ($)(b)	Other Cash ($)(c)	Total ($)
John C. Corbett	12,200	853	37,307	50,360
Robert R. Hill, Jr.	12,200	853	3,376	16,429
William E. Matthews V	12,200	853	19,749	32,802
Douglas L. Williams	12,200	677	2,561,997	2,574,873
Stephen D. Young	12,200	853	29,732	42,185
(a)	The Company matches all employee contributions up to 4% of qualifying compensation for substantially all its employees.
(b)	The Company has made cash payments to certain executives related to long-term disability insurance pursuant to the terms of the executive’s employment agreement.
(c)	Other Cash includes:

	Employers HSA Contribution ($)	Auto Allowance ($)	Contract Disability Insurance Premiums ($)	Personal Use of Bank- owned Automobile ($)	Imputed Income BOLI Split-Dollar Agreements ($)	Club Membership Dues ($)	Contractual Severance Deferred to DIP ($) (i)	Total Other Cash ($)
John C. Corbett	1,000	9,000	17,022		285	10,000		37,307
Robert R. Hill, Jr.	1,000					2,376		3,376
William E. Matthews V				4,293	6,816	8,640		19.749
Douglas L. Williams					5,997	-	2,556,000	2,561,997
Stephen D. Young	1,000	9,000	11,990		148	7,594		29,732
(i)	Reflects contractual severance amounts credited to Mr. Williams’ Deferred Income Plan account in connection with the Atlantic Capital Merger. See the discussion captioned “2022 Compensation Paid or Awarded to our NEOs – Atlantic Capital Merger Awards” on page 40.
(7)	Reflects payment of a one-time lump-sum cash payment payable within thirty days following successful completion of the systems conversion following the CenterState Merger.
(8)	Mr. Williams commenced employment with SouthState in 2022, and, thus, information with respect to 2021 and 2020 is not required to be reported pursuant to SEC rules.
(9)	Reflects the payment to Mr. Williams of a one-time, lump-sum payment of cash in the amount of $600,000 (the “pay to integrate award”) on August 19, 2022, following successful completion of the systems’ conversion for the Atlantic Capital Merger. See the discussion captioned “2022 Compensation Paid or Awarded to our NEOs – Atlantic Capital Merger Awards” for information on the “pay to integrate” award.
(10)	Includes LTI award of $319,296 and the “pay to lead” award of $554,660. The “pay to lead” award was granted to Mr. Williams in the form of RSUs on March 1, 2022, with a grant date fair value of $600,000. These RSUs will vest in equal annual installments on each of the first three anniversaries of March 1, 2022, subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment). See the discussion captioned “2022 Compensation Paid or Awarded to our NEOs – Atlantic Capital Merger Awards” for information on the “pay to lead” award.
(11)	Mr. Young qualified as a NEO for the first time in 2021, and, thus, information with respect to 2020 is not required to be reported pursuant to SEC rules.

2023 PROXY STATEMENT 45

Executive Compensation

Grants of Plan-based Awards Table

The following table shows additional information regarding the AIP and LTI awards granted to our named executive officers in 2022.

Grants of Plan-Based Awards in 2022

Name	Award type	Grant/ Approval date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Corbett	—	—	—	1,121,250	1,681,875
	RSU	1/19/2022							6,880	591,336
	PSU	1/19/2022				—	27,520	41,280	27,520	2,131,974
Robert R. Hill, Jr.	—	—	—	672,750	1,009,125
	RSU	1/19/2022							20,640	1,774,008
William E. Matthews V	—	—	—	367,500	551,250
	RSU	1/19/2022							1,654	142,161
	PSU	1/19/2022				—	6,616	9,924	3,230	250,228
Douglas L. Williams	—	—	—	350,000	525,000
	RSU	3/1/2022							7,730	623,728
	PSU	3/1/2022				—	3,230	4,845	3,230	250,228
Stephen D. Young	—	—	—	585,000	877,500
	RSU	1/19/2022							2,212	190,121
	PSU	1/19/2022				—	8,846	13,269	8,846	685,300
(1)	These amounts represent ranges of the possible cash payout pursuant to the AIP component of our 2022 Executive Incentive Plan as described under “Compensation Discussion and Analysis – 2022 Compensation Paid or Awarded to Our NEOs – Incentive Awards – 2022 AIP Opportunity and Payout.” Actual amounts paid under the AIP are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. See “Compensation Discussion and Analysis – Our 2022 Compensation Program – Annual Cash Incentive Plan and Long-Term Incentive Plans” above for a further description of the AIP.
(2)	These amounts represent ranges of possible payouts for PSUs, denominated in the number of shares of common stock, granted under the LTI component of our 2022 Executive Incentive Plan as described under “Compensation Discussion and Analysis –2022 Executive Compensation –2022 LTI Opportunity”.
(3)	For Messrs. Corbett, Hill, Matthews and Young, these amounts represent the RSUs granted on January 19, 2022. For Mr. Williams, these amounts represent the RSUs granted on March 1, 2022. RSUs granted under the LTI plan vest ratably over three (3) years on January 1 of each subsequent year. In addition, a pay to lead award in the form of RSUs with a grant date fair value of $600,000 was granted to Mr. Williams at the Atlantic Capital Merger closing. These RSUs will vest in equal annual installments on each of the first three anniversaries of March 1, 2022, subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment).
(4)	The amounts presented reflect the grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 by dividing the applicable LTI opportunity by the 30-day average closing price through December 31, 2021 (the month-end prior to the grant date) and multiplying by $77.47, which was the closing stock price as of December 13, 2022 following the removal of AOCI from the TBV calculation as further discussed under the section captioned “2022 Compensation Paid or Awarded to our NEOs” beginning on page 37 and footnote 2 to the Summary Compensation Table on page 44. For a discussion of assumptions used in the valuation of the stock awards, see Note 19, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2022.

Year-end Equity Values and Equity Exercised or Vested Table

The table below shows certain information about awards granted to our NEOs that remain outstanding as of December 31, 2022. The awards were issued under the 2012, 2019 and 2020 Omnibus Plans, in addition to CenterState’s 2013 Equity Incentive and 2018 Equity Incentive Plans, which were assumed by SouthState as a result of the CenterState Merger, and Atlantic Capital’s 2015 Stock Incentive Plan, which was assumed by SouthState in connection with the Atlantic Capital Merger. The pre-CenterState Merger awards granted by CenterState were converted into SouthState equity awards on June 8, 2020, and the pre-Atlantic Capital Merger awards granted by Atlantic Capital were converted into SouthState equity awards on March 1, 2022.

46 SOUTHSTATE

Executive Compensation

Outstanding Equity Awards as of December 31, 2022

Name	Option awards					Stock awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares/ units of stock that have not vested (#) (2)	Market value of shares/ units of stock that have not vested ($) (4)	Equity incentive plan awards: number of unearned shares/ units of stock that have not vested (#) (3)	Equity incentive plan awards: market value of unearned shares/ units of stock that have not vested ($) (4)
John C. Corbett	—	—	—	—	—	5,516	421,202	—	—
	—	—	—	—	—	6,772	517,110	—	—
	—	—	—	—	—	23,012	1,757,196	—	—
	—	—	—	—	—	27,965	2,135,407	—	—
	—	—	—	—	—	5,034	384,396	—	—
	—	—	—	—	—	6,880	525,357	—	—
	—	—	—	—	—	—	—	45,305	3,459,489
						—	—	27,520	2,101,427
Robert J. Hill, Jr.	7,247	—	—	$66.32	1/22/2024	—	—	—	—
	10,439	—	—	$61.42	1/21/2025	—	—	—	—
	10,113	—	—	$63.54	1/20/2026	—	—	—	—
	9,036	—	—	$91.35	1/25/2027	—	—	—	—
	11,565	—	—	$91.05	1/17/2028	—	—	—	—
	—	—	—	—	—	18,347	1,400,977	—	—
	—	—	—	—	—	15,102	1,153,189	—	—
	—	—	—	—	—	20,640	1,576,070	—	—
William E. Matthews V	—	—	—	—	—	5,802	443,270	—	—
	—	—	—	—	—	6,702	511,765	—	—
	—	—	—	—	—	1,211	92,472	—	—
	—	—	—	—	—	1,654	126,299	—	—
	—	—	—	—	—	—	—	10,892	831,713
	—	—	—	—	—	—	—	6,616	505,198
Douglas L. Williams	—	—	—	—	—	9,588	732,140	—	—
	—	—	—	—	—	4,956	378,440	—	—
	—	—	—	—	—	808	61,699	—	—
	—	—	—	—	—	6,922	528,564	—	—
	—	—	—	—	—	—	—	3,230	246,643
Stephen D. Young	—	—	—	—	—	2,860	218,390	—	—
	—	—	—	—	—	3,430	261,915	—	—
	—	—	—	—	—	10,946	835,837	—	—
	—	—	—	—	—	13,302	1,015,741	—	—
	—	—	—	—	—	1,619	123,627	—	—
	—	—	—	—	—	2,212	168,908	—	—
	—	—	—	—	—	—	—	14,564	1,112,107
	—	—	—	—	—	—	—	8,846	675,481

All options listed above are fully vested and exercisable. The Company did not grant any options in 2022.

(1)	Represents the total number of shares subject to outstanding and unexercised options as of December 31, 2022, including exercisable (vested) and unexercisable (unvested) options. The number of options granted and the options exercise price have been adjusted to reflect any applicable stock dividends.
(2)	Represents time-vested RSUs granted on April 21, 2020, to Mr. Hill that cliff vest on the third anniversary of the grant date under the LTI component of our 2020 Executive Incentive Plan. For Messrs. Corbett, Matthews and Young, the shares presented in the table above reflect the RSUs and PSUs granted by CenterState prior to the CenterState Merger with SouthState. The pre-CenterState Merger awards granted by CenterState were converted into SouthState RSUs on June 8, 2020, and such awards are subject only to time-vesting through the remainder of the originally scheduled performance and/or vesting period (through May 2023), and otherwise remain subject to the same terms and conditions as applied immediately prior to the CenterState Merger, which includes a two-year holding period after vesting date. Of the amount reported above for Messrs. Corbett, Matthews, and Young, a total of 17,158, 1,228, and 8,606 RSUs have vested as of December 31, 2022, but are subject to holding periods ending in January 2024. Includes RSUs granted on January 26, 2021, and January 19, 2022, to Messrs. Hill, Corbett, Matthews and Young. The RSUs vest ratably over three years on January 1 of each subsequent year. For Mr. Williams, the shares presented in the table above reflect the RSUs and PSUs granted by Atlantic Capital prior to the Atlantic Capital Merger and converted into SouthState RSUs on March 1, 2022. Such awards are subject only to time-vesting through the remainder of the originally scheduled performance and/or vesting period (through January 2024). Also includes RSUs granted on March 1, 2022, to Mr. Williams that vest ratably over three years on January 1 of each subsequent year. In addition, the shares for Mr. Williams include the pay to lead award in the form of RSUs granted at the closing of the Atlantic Capital Merger that are scheduled to vest ratably with one-third vesting on each anniversary of March 1, 2022, subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment).
(3)	Represents the PSUs granted on January 26, 2021 at maximum to Messrs. Corbett, Matthews and Young. The PSUs are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2021, and ending on December 31, 2023. Also includes the PSUs granted on January 19, 2022, at target to Messrs. Corbett, Matthews and Young, as well as PSUs granted to Mr. Williams on March 1, 2022, at target. The PSUs are subject to certain performance measures and vest over a three-year performance period commencing on January 1, 2022, and ending on December 31, 2024. The PSUs granted on January 26, 2021, and January 19, 2022, were modified in December 2022 to exclude the effects of changes in AOCI from the computation of TBV growth discussed in footnote 3 to the Summary Compensation Table set forth on page 44. See “Compensation Discussion and Analysis –2022 Compensation Paid or Awarded to our NEOs –2022 LTI Opportunity and Awards” on page 39 for a further description of the LTI plan.
(4)	Market value is based on a closing price of $76.36 as of December 31, 2022, the last business day of the fiscal year.

2023 PROXY STATEMENT 47

Executive Compensation

The following table shows information regarding the value of options that were exercised and stock awards that vested during 2022:

Option Exercises and Stock Vested in 2022

	Option awards		Stock awards
	Number of shares	Value realized on	Number of shares	Value realized on
Name	acquired on exercise (#)(1)	exercise ($)(2)	acquired on vesting (#)(3)	vesting ($)(2)
John C. Corbett	—	—	9,480	788,173
Robert R. Hill, Jr.	—	—	72,219	5,791,931
William E. Matthews V	—	—	605	48,467
Douglas L. Williams	—	—	—	—
Stephen D. Young	—	—	3,625	299,973
(1)	This column includes the gross number of options that were exercised during 2022 and includes any amounts that were withheld for applicable taxes.
(2)	The value represents the gross number of options that were exercised, or shares or units that vested or settled after completing the required holding period, multiplied by the closing price of our common stock on the applicable vesting or exercise date, and includes any amounts that were withheld for applicable taxes.
(3)	This column includes RSUs that vested or settled if subject to a holding period during 2022 and includes any amounts that were withheld for applicable taxes. In the case of Messrs. Corbett, Matthews, and Young, the amounts reported include RSUs granted by CenterState before the CenterState Merger and assumed by us on June 8, 2020.

Any shares acquired either by the vesting of RSUs or the exercise of the stock options are subject to the Company’s stock ownership and retention guidelines. For more information on such guidelines, please see the discussion on page 37 captioned “Our 2022 Compensation Program – Stock Ownership and Retention Requirements.”

Nonqualified Deferred Compensation Table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plan.

Nonqualified Deferred Compensation in 2022

					Aggregate	Aggregate
		Executive	Registrant	Aggregate	withdrawals/	balance at
		contributions	contributions	earnings	distributions	December 31,
Name	Plan name	in 2022 ($)(1)	in 2022 ($)	in 2022 ($)	In 2022( $)	2022 ($)
John C. Corbett	—	—	—	—	—	—
Robert R. Hill, Jr.	SouthState Deferred Income Plan	—	—	(1,217,365)	—	5,937,610
William E. Matthews V	—	—	—	—	—	—
Douglas L. Williams	SouthState Deferred Income Plan	—	2,493,974 (2)	28,692	—	2,522,667
Stephen D. Young	—	—	—	—	—	—
(1)	Includes the total compensation to the above NEOs for which payment was deferred in 2022. These amounts also comprise part of the amounts disclosed in the “All other compensation” column of the Summary Compensation Table.
(2)	This amount reflects the contractual change in control severance payments payable to Mr. Williams in connection with the Atlantic Capital Merger. The Company contributed these amounts, net of FICA taxes, to Mr. Williams’s account under the Deferred Income Plan. The total amount contributed for the benefit of Mr. Williams was $2,556,000. See the discussion captioned “Narrative to Potential Payments upon Termination or Change in Control Table – Atlantic Capital Employment and Non-Competition Agreements assumed in connection with Atlantic Capital Merger” on page 52.

We have adopted a deferred compensation plan in which selected members of senior management, including the NEOs and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Only eligible employees, as approved by the Compensation Committee, may participate in the plan. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80% or by a specific dollar amount (in all cases, subject to a minimum value established by us). Participants may also defer the settlement date of either 50% or 100% of RSU awards. In addition, we may make matching or partially-matching contributions for participant deferrals or discretionary contributions for any or all participant(s). Both types of employer contributions would be subject to certain vesting requirements. The plan includes forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from our general assets and will be subject to claims of our creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual

48 SOUTHSTATE

Executive Compensation

renewal of enrollment and upon certain automatic distribution events (death, disability, separation from service and change in control). Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral. Contributions made by the employer in 2022 are set forth in the above table “Nonqualified Deferred Compensation in 2022.” No employer contributions have been made to this plan in the past to the above-named NEOs.

Pension Benefits Table

The following provides information regarding CenterState’s Supplemental Executive Retirement Plans, or SERPs, in which Mr. Matthews participates. CenterState was obligated under each SERP agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the CenterState Merger, including those of Mr. Matthews. Other than SERPs offered by CenterState, the Company did not maintain any other pension plans for its NEOs.

Pension Benefits in 2022

		Number of	Present value of	Payments
		years credited	accumulated	during last
Name	Plan name	service (#) (1)	benefit ($) (2)	fiscal year ($)
William E. Matthews V	SERP Agreements dated January 1, 2016, as amended September 12, 2018	11	2,214,984	0
(1)	Years of credited service equal years of actual service.
(2)	The amount reported above for Mr. Matthews represents the present fair value of the expected future payments using a discount rate of 3.57%. For additional information regarding retirement plans, please refer to Note 18 to the Company’s Consolidated Financial Statements in the 2022 Form 10-K.

Mr. Matthews was party to two SERP agreements with NCOM (assumed by CenterState in the NCOM merger), one dated January 1, 2016, and a second agreement dated September 12, 2018. Pursuant to the terms of the SERP agreements, if Mr. Matthews remains employed by NCOM or its successor companies through reaching age 65 (which will occur on July 19, 2029), then he will be entitled to receive his “full benefit” in the form of monthly continuation payments for a period of up to 180 months commencing with the month following the month in which he reaches age 65. Mr. Matthews has a full benefit amount in the amount of $120,000 under each agreement, for a total benefit of $240,000. Immediately prior to the CenterState Merger, Mr. Matthews was vested 33% and 20% in the current accrual balances of the 2016 SERP and 2018 SERP respectively; however, in connection with the closing of the CenterState Merger on June 7, 2020, pursuant to his SERP agreements, Mr. Matthews’ SERPs fully vested and will be paid to him in accordance with the terms of the SERP agreements, which is monthly beginning the month following the month he reaches age 65 or subsequent separation from service. The annual total benefit payable to Mr. Matthews under the SERPs is $240,000. The SERP Agreements for Mr. Matthews can be located as Exhibits 10.10, 10.16, 10.24 and 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on February 24, 2023.

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of his or her termination of employment or a change in control of the Company. The following table describes the potential payments upon termination for various reasons for the NEOs serving in the roles set forth on page 29 as of December 31, 2022. As noted above, in connection with his termination of employment, Mr. Hill will be eligible to the severance payments and benefits described in the following table under “Qualifying Termination (not CIC related)” and the narrative disclosure which follows.

2023 PROXY STATEMENT 49

Executive Compensation

Compensation / Benefits	Voluntary Termination by Executive without Good Reason/Non- Retirement ($)	Qualifying Termination (not CIC related) ($) (1) (2)	Involuntary Termination by Company For Cause ($)	Termination in the event of Disability ($) (3)	Termination in the event of Death ($) (3)	Termination upon Retirement ($)	Qualifying Termination following a Change in Control ($) (4)
John C. Corbett
Payable Upon Termination
Compensation
Cash Severance	0	7,719,389	0	0	0	0	7,719,389
BOLI Split Dollar Agreement	0	0	0	0	248,177	0	0
Additional Term Life Insurance	0	0	0	0	212,141	0	0
Intrinsic Value of Performance Share Units	0	4,580,010	0	4,580,010	4,580,010	0	4,580,010
Intrinsic Value of unvested Restricted Stock/Units (5)	0	4,706,160	0	4,706,160	4,706,160	0	4,706,160
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	0	0	0	22,406	0	0
Tax Gross Up	0	0	0	0	0	0	4,590,199
Total	0	17,005,559	0	9,286,170	9,768,894	0	21,595,757
Robert R. Hill, Jr.
Payable Upon Termination
Compensation
Cash Severance	0	3,089,997	0	0	0	0	3,862,496
Intrinsic Value of Performance Share Units	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units (5)	0	4,230,001	0	4,230,001	4,230,001	4,230,001	4,230,001
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	0	0	0	0	0	0
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	7,319,998	0	4,230,001	4,230,001	4,230,001	8,092,497
William E. Matthews V
Payable Upon Termination
Compensation
Cash Severance	0	1,458,908	0	0	0	0	2,431,513
BOLI Split Dollar Agreement	0	0	0	0	3,600,000	0	0
Intrinsic Value of Performance Share Units	0	1,101,065	0	1,101,065	1,101,065	1,101,065	1,101,065
Intrinsic Value of unvested Restricted Stock/Units (5)	0	1,147,484	0	1,147,484	1,147,484	1,147,484	1,147,484
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	35,685	0	0	15,860	0	35,685
Best Net of Tax Forfeiture	0	0	0	0	0	0	0
Total	0	3,743,142	0	2,248,549	5,864,409	2,248,549	4,715,747
Douglas L. Williams
Payable Upon Termination
Compensation
Cash Severance	0	926,000	0	0	0	0	1,700,000
Life Insurance Benefit		0		0	2,000,000	0	0
Intrinsic Value of Performance Share Units	0	251,456	0	251,456	251,456	251,456	251,456
Intrinsic Value of unvested Restricted Stock/Units (5)	0	1,702,047	0	1,575,900	1,575,900	1,575,900	1,702,047
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	16,638	0	0	16,638		16,638
Best Net of Tax Forfeiture	0	0	0	0	0		0
Total	0	2,896,140	0	1,827,355	3,843,993	1,827,355	3,670,140
Stephen D. Young
Payable Upon Termination
Compensation
Cash Severance	0	4,676,864	0	0	0	0	4,676,864
BOLI Split Dollar Agreement	0	0	0	0	228,836	0	0
Additional Term Life Insurance	0	0	0	0	193,430	0	0
Intrinsic Value of Performance Share Units	0	1,472,240	0	1,472,240	1,472,240	0	1,472,240
Intrinsic Value of unvested Restricted Stock/Units (5)	0	2,093,270	0	2,093,270	2,093,270	0	2,093,270
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	0	0	0	21,884	0	0
Tax Gross Up	0	0	0	0		0	2,186,431
Total	0	8,242,374	0	3,227,368	4,009,660	0	10,428,805
(1)	A “Qualifying Termination” consists of an involuntary termination by the Company without cause or a voluntary termination by the employee for good reason.
(2)	PSUs will vest at 100% of the greater of target or actual performance through the end of the most recent quarter ended. All unvested units will immediately vest and be considered vested shares. CenterState equity awards converted into SouthState equity awards upon consummation of the CenterState Merger will vest on a “double-trigger” basis upon a termination of employment by the Company without cause or by the award holder for good reason within three years following the closing of the CenterState Merger.
(3)	All unvested RSUs and any accrued but unpaid dividend equivalents will immediately vest and be considered vested RSUs upon the date of death or disability; provided, that with respect to RSUs granted on April 21, 2020, to Mr. Hill, awards would be forfeited upon the date of disability unless provided otherwise in such NEO’s employment agreement. Vesting of PSUs is not accelerated upon termination in the event of disability. Rather, awards vest at target performance level as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

50 SOUTHSTATE

Executive Compensation

(4)	If a NEO retires because of reaching the age of 65 or reaching the age of 55 plus ten years of service and agrees to sign a non-compete for a two-year period from date of retirement, then all unvested PSUs and RSUs will immediately vest and will be paid after the holding period; otherwise, such shares will vest pro-rata as of the date of retirement, to be paid after the applicable performance and holding period.
(5)	The Value used in the table above is equal to the amount of vested and unvested restricted shares or units as of December 31, 2022, multiplied by $76.36 per share, the closing price of the Company’s common stock on December 31, 2022 as reported by Nasdaq.

Narrative to Potential Payments upon Termination or Change in Control Table

Amounts shown in the table above and in the discussion below assume the NEO terminated employment on December 31, 2022, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2022. The actual amounts to be paid can be determined only at the time of a NEO’s termination of employment. The amounts reported above do not include amounts payable on a termination of employment or change in control that would be provided to a NEO under plans and arrangements that are generally available to all salaried employees or that are otherwise reported in the Summary Compensation, Pension Benefits in 2022, and 2022 Non-qualified Deferred Compensation tables. Please see the sections below captioned “Employment and Non-Competition Agreements Effective as of June 7, 2020”, “CenterState Employment and Non-Competition Agreements assumed at CenterState Merger” and “Atlantic Capital Employment and Non-Competition Agreements assumed in connection with Atlantic Capital Merger” for a summary of employment agreements and the related potential payments upon termination or change of control.

For purposes of the employment agreements in effect with the NEOs, the terms “good reason,” “cause,” “disability” and “change in control” are defined in the applicable NEO’s employment agreement.

Employment Agreements

The purpose of our NEO employment agreements is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. The Compensation Committee is committed to providing change in control protections that reflect good governance practices, do not present windfalls to the Company’s executives and are in line with market practice.

a.	Employment and Non-Competition Agreements Effective as of June 7, 2020

In connection with the CenterState Merger, we entered into an amended and restated employment agreement with Mr. Hill setting forth the terms of his employment following the CenterState Merger, which was subsequently amended as of May 26, 2022. Mr. Hill’s employment agreement is for an initial term beginning June 7, 2020 until December 31st of the fifth full calendar year following the effective time of the CenterState Merger, subject to extension for an additional year on December 31st of the fourth full calendar year following the effective time of the CenterState Merger, unless either party provides notice of non-renewal before such anniversary date.

●	The employment agreement provides for the following severance payments and benefits in the event Mr. Hill’s employment is terminated without cause or he resigns for good reason, prior to or following a change in control. The change in control severance protections provided under the agreements were designed with the help of the Compensation Committee’s compensation consultant to reflect prevailing market practice within the context of the CenterState Merger.
●	In addition to certain accrued benefits, Mr. Hill’s employment agreement provides for the following payments and benefits: (a) a cash payment equal to Mr. Hill’s “total compensation” (as defined below) times (i) in the event of a termination of Mr. Hill’s employment prior to a change in control, two times, or (ii) in the event of a termination of Mr. Hill’s employment within twelve months following a change in control that occurs after the effective time of the CenterState Merger, two and one-half times; (b) a prorated annual bonus for the fiscal year of termination based on actual performance; (c) payment in full of the Pay to Integrate Award (as defined therein), to the extent not previously paid; (d) immediate vesting of the Pay to Lead Award (as defined therein), to the extent not previously vested; and (e) immediate vesting of any outstanding equity awards granted after January 25, 2020, with performance-based awards remaining subject to applicable performance metrics. The term “total compensation” means the sum of Mr. Hill’s base salary, annual bonus (based on the greatest of his target bonus, actual bonus paid in respect of the fiscal year preceding the year of termination and the average annual bonus for the three fiscal years preceding the year of termination) and annual health, medical, dental and vision insurance premiums and fringe benefits.

If Mr. Hill’s employment is terminated by reason of death or disability, he would be entitled to substantially the same payments and benefits as would be payable upon a termination without cause or for good reason, excluding the cash severance payment.

If the services of Mr. Hill are terminated by reason of retirement after age 55 and ten years of service to the Company, he would be entitled to full vesting of outstanding equity awards granted following the effective time of the CenterState Merger, with performance-based awards remaining subject to applicable performance metrics, and to a prorated annual bonus for the year of retirement based on actual performance. A termination of Mr. Hill’s employment on or following the expiration of the term of his employment agreement would be treated as a retirement for purposes of the employment agreement.

2023 PROXY STATEMENT 51

Executive Compensation

In consideration for the foregoing payments and benefits payable upon a termination of employment without cause or by Mr. Hill for good reason and benefits payable upon termination due to death, disability or retirement, Mr. Hill is required to execute a release of claims. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, non-competition for a period of two years, and non-solicitation of customers and employees for a period of two years following termination of employment. Mr. Hill’s severance and retirement benefits described above are also contingent on his compliance with the restrictive covenants.

b.	CenterState Employment and Non-Competition Agreements assumed at CenterState Merger

Prior to the CenterState Merger, CenterState was party to existing employment agreements with Messrs. Corbett, Matthews and Young which provided for payments in connection with a termination of employment or change in control of CenterState. The agreements automatically became agreements of the Company in connection with the CenterState Merger.

The completion of the CenterState Merger constituted a change in control under Mr. Corbett’s employment agreement and Mr. Young’s Employment Agreement, each dated as of July 13, 2010. Each of these agreements provided that the executive would receive, in lieu of any other regular severance entitlement, a “single-trigger” lump-sum cash payment equal to three times the highest annual compensation as reported on such executive’s Form W-2 over the three-year period immediately preceding the year in which the change in control occurs, and an additional payment to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon).

In connection with the CenterState Merger, Messrs. Corbett and Young voluntarily agreed to waive the required “single-trigger” change in control payment under their respective employment agreements. Each of the executives and CenterState believed the waiver would be in the best interests of CenterState’s shareholders at the time of the CenterState Merger to avoid the single-trigger payment in light of Mr. Corbett’s continued role as CEO of the combined company and Mr. Young’s new role as the Chief Strategy Officer of the combined company. In order to comply with applicable tax requirements and in consideration of the waiver, each executive and the Company agreed to a “double trigger” termination structure such that in the event such executive’s employment with the Company is terminated by the Company without “cause” or if such executive resigns for “good reason” prior to the third anniversary of the closing of the CenterState Merger (or if there is a subsequent change in control of the Company during the employment term), the executive will be entitled to receive a lump sum cash payment equal to (i) the amount of the change in control payment that would have been payable under the terms of his existing agreement with CenterState (which amounts are described above) plus (ii) to comply with applicable tax requirements, an additional 25% of such change in control payment.

Going forward, and based upon external feedback and shareholder preference, the Company has not and will continue to not enter into agreements that calculate severance or change in control payments on a basis other than a multiple of cash compensation.

The employment agreement entered into with Mr. Matthews provides that if his employment is terminated by CenterState Bank without “cause” or he resigns for “good reason” without regard to a change in control, he would receive a lump-sum cash payment equal to one and one-half times the sum of (i) base salary, and (ii) the target bonus earned for the year immediately preceding the year of termination; provided, that if such termination occurred within 12 months following a change in control, in lieu of the cash payment described in the immediately preceding sentence, he would be entitled to a cash payment equal to two and one-half times the sum of (i) his base salary plus (ii) the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs. Mr. Matthews will also be entitled to receive continued medical and dental insurance coverage at CenterState’s cost for the executive and his or her dependents for a period up to the end of the employment term under the employment agreement. In addition, Mr. Matthews’s employment agreement includes Mr. Matthews’ covenant not to (i) solicit customers, accept the business of customers or sell customers a product or service of any other financial institution or (ii) compete with the Company in Alabama or metropolitan statistical areas of Atlanta, Jacksonville, Orlando or Tampa, for a period of 24 months following his separation of service (or 18 months in the situation of an involuntary termination without cause or a voluntary termination with good reason). Mr. Matthews’s employment agreement was initially for a three-year term, with a one-year automatic renewal beginning on the first anniversary of the agreement and thereafter. The CenterState Merger did not trigger a change in control under Mr. Matthews’ employment agreement.

The employment agreements with Messrs. Corbett and Young (as amended as described above) and Mr. Matthews were assumed by the Company as of the closing of the CenterState Merger.

c.	Atlantic Capital Employment and Non-Competition Agreement assumed in connection with Atlantic Capital Merger

In connection with the Atlantic Capital Merger, the Bank entered into an employment agreement with Mr. Williams, effective as of March 1, 2022, that provides for certain compensation and benefits, including severance, in connection with his employment following the closing of the Atlantic Capital Merger. The agreement provides for an initial term of three years commencing upon March 1, 2022, and expiring on the third anniversary thereof; provided that on each anniversary of March 1, 2022, the term will be extended automatically for one additional year unless either party determines not to extend the term.

Mr. Williams’s employment agreement provides for payment of the pay to integrate award, which is a one-time lump-sum cash payment in the amount of $600,000 payable within 30 days following successful completion of the systems’ conversion, subject to his continued employment through such date (except as otherwise described below). The employment agreement also provides for the pay to lead

52 SOUTHSTATE

Executive Compensation

award, which is a one-time grant of SouthState RSUs on March 1, 2022, with a grant date value of $600,000 that will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to Mr. Williams’s continued employment through such date (except as otherwise described below). In addition, on March 1, 2022, Mr. Williams received an allocation in the amount of $2,556,000 to the SouthState Deferred Income Plan in respect of his existing contractual severance payments under the Atlantic Capital Bancshares, Inc. Executive Severance and Change in Control Plan (the “Severance Plan”). Such amount is not subject to any vesting, forfeiture or additional conditions (except in the case of a termination of employment for cause within the 12-month period following March 1, 2022) and will be paid on the same payment schedule as applied to the payment Mr. Williams would have been entitled to receive under the Severance Plan. Because the amounts payable to Mr. Williams were deposited into the SouthState Deferred Income Plan pursuant to his employment agreement, Mr. Williams has no further rights or entitlements under the Severance Plan.

In the event of Mr. Williams’s termination of employment by the Bank without cause or by him with good reason (as defined in the employment agreement), he would be entitled to receive (i) cash severance equal to the sum of (x) his base salary, paid in installments over 12 months and (y) the greater of (A) target bonus and (B) his annual cash bonus incentive compensation earned as of the last calendar year end of employment, paid in a lump sum within 30 days after the termination date and (ii) continued medical and dental insurance coverage under COBRA at the expense of the Bank for up to 12 months following the termination date. In addition, the pay to integrate award (if not yet paid) will be deemed earned and will be payable within 60 days following the termination date, and any Atlantic Capital equity awards that converted into SouthState equity awards in connection with the Atlantic Capital Merger will become fully vested, earned and payable.

Further, the terms of Mr. Williams’ employment agreement provide that in the event of a change in control (as defined in the employment agreement) following March 1, 2022, and if within 12 months following such change in control, either the Bank terminates Mr. Williams’s employment without “cause” or Mr. Williams terminates his employment with “good reason”, then he will be entitled to receive an amount in cash equal to two times the sum of his (i) base salary and (ii) target bonus. In consideration for the foregoing payments and benefits, he will be required to execute a release of claims. In addition, the employment agreement contains restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, mutual non-disparagement of either party, and noncompetition and non-solicitation of customers and employees (in each case, during employment and for a period of 12 months, or, if the termination is due to circumstances other than a termination without cause or resignation with good reason, 24 months, following termination of employment).

2023 PROXY STATEMENT 53

CEo pay ratio

CEO PAY RATIO

Below is: the (i) 2022 annual total compensation of Mr. Corbett, our CEO; (ii) the 2022 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Pay Ratio
CEO Annual Total Compensation	$5,734,482.64
Median Employee Annual Total Compensation	$61,556.62
CEO to Median Employee Pay Ratio	87 to 1

Methodology

CEO Annual Total Compensation. Mr. Corbett’s total compensation is calculated and reported in the Summary Compensation Table included in this Proxy Statement.

Median Employee. We identified our median employee as of December 31, 2022, using our entire workforce of approximately 4,974 full time, part-time and temporary employees. As permitted by SEC rules, we are omitting approximately 138 Atlantic Capital employees that became employees of the Company as a result of the Atlantic Capital Merger. The median employee was determined by reviewing wages, tips, employer matching contributions under SouthState’s 401(k) plan, and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2 for the period from January 1, 2022, to December 31, 2022. We then calculated the median employee’s annual total compensation in accordance with applicable SEC rules for determining the annual total compensation of our NEOs to determine the pay ratio.

THE PAY RATIO IDENTIFIED ABOVE IS A REASONABLE ESTIMATE CALCULATED IN A MANNER CONSISTENT WITH SEC RULES. PAY RATIOS THAT ARE REPORTED BY OUR PEERS OR OTHER COMPANIES MAY NOT BE DIRECTLY COMPARABLE TO OURS BECAUSE OF DIFFERENCES IN THE COMPOSITION OF EACH COMPANY’S WORKFORCE, AS WELL AS THE ASSUMPTIONS AND METHODOLOGIES USED IN CALCULATING THE PAY RATIO, AS PERMITTED BY SEC RULES.

54 SOUTHSTATE

PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE

The table below reflects compensation of the Company’s Principal Executive Officer (“PEO”) and average compensation pf the Company’s non-PEO NEOs during 2020 through 2022, both as reported in the Summary Compensation Table and with certain adjustments to reflect the "compensation actually paid”, as defined under SEC rules. In addition, the table provides our cumulative Total Shareholder Return (“TSR”), the cumulative TSR of our peer group TSR (using the KBW Regional Banking index), Net Income, and Adjusted EPS, which is the “company selected measure” chosen for purposes of this disclosure.

	Summary Compensation Total		Compensation Actually Paid (3)		Average Summary	Average Compensation	Value of Fixed $100 Investment based on:		GAAP
Fiscal Year (1)	John C. Corbett ($) (2)	Robert R. Hill, Jr. ($) (2)	John C. Corbett ($) (4)	Robert R. Hill, Jr. ($) (4)	Compensation Total for Non- PEO NEOs ($) (5)	Actually Paid for Non- PEO NEOs ($) (6)	Company TSR ($) (7)	Peer Group TSR ($) (8)	Net Income (Loss) ($M) (9)	Adjusted EPS ($) (10)
2022	5,374,483	N/A	6,347,123	N/A	2,482,320	2,824,076	95	106	496	7.10
2021	5,311,551	N/A	6,003,122	N/A	3,067,288	3,411,157	97	117	476	7.58
2020	1,632,376	12,889,221	6,265,904	12,690,699	2,345,769	2,397,420	86	88	121	5.12
(1)	The Pay Versus Performance table reflects required disclosures for fiscal years 2022, 2021 and 2020.
(2)	For fiscal years 2022 and 2021 Mr. Corbett was the sole Principle Executive Officer (“PEO”) of the Company. For fiscal year 2020, both Messrs. Corbett and Hill served as PEO.
(3)

The Compensation Actually Paid (“CAP”) for each year was calculated beginning with the applicable Summary Compensation Table (“SCT”) total as set forth on page 44, less the amounts reported in the SCT for stock-based awards (RSUs and PSUs), plus the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end, plus the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; and adding the dollar value of any dividends or other earnings paid on awards in the covered fiscal year prior to the vesting date that are not otherwise included in another component of total compensation for such fiscal year, plus an amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to the PEO’s CAP, the following amounts were deducted from and added to SCT total compensation. Fair values were computed in accordance with ASC 718 as of the applicable valuation date and take into account any excess fair value as a result of the TBV Growth Adjustment.

(4)Relative to CAP, the following amounts were deducted from and added to SCT total compensation.

PEO (Corbett) SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT (i)	Additions to SCT Total (ii)	CAP ($)
2022	5,374,483	(2,723,310)	3,695,951	6,347,123
2021	5,311,551	(2,931,598)	3,623,169	6,003,122
2020	1,632,376	0	4,633,529	6,265,904
(i)	Represents the grant date fair value of equity-based awards granted each year as reported in the SCT.
(ii)	The additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown as follows:

Supplemental PEO (Corbett) Equity Component of CAP

Year	SCT Total for PEO ($)	Minus SCT Equity for PEO ($)	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY ($)	Plus Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY ($)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	PEO CAP ($)
2022	5,374,483	(2,723,310)	2,626,784	839,994	0	229,173	6,347,123
2021	5,311,551	(2,931,598)	3,024,473	422,373	0	176,323	6,003,122
2020	1,632,376	0	4,574,060	0	0	59,469	6,265,904

“EOY” = End of Year, “BOY” = Beginning of Year, “SCT” = Summary Compensation Table, “CAP” = Compensation Actually Paid

PEO (Hill) SCT Total to CAP Reconciliation for Fiscal Year 2020

Year	SCT Total ($)	Deductions from SCT (i)	Additions to SCT Total (ii)	CAP ($)
2020	12,889,221	(5,091,572)	4,893,050	12,690,699
(i)	Represents the grant date fair value of equity-based awards granted in 2020 as reported in the SCT.
(ii)	The additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for 2020 as follows:

2023 PROXY STATEMENT 55

Pay versus Performance

Supplemental PEO (Hill) Equity Component of CAP for Fiscal Year 2020

Year	SCT Total for PEO ($)	Minus SCT Equity for PEO ($)	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY ($)	Plus Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY ($)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	PEO CAP ($)
2020	12,889,221	(5,091,572)	6,001,984	0	(1,108,934)	0	12,690,699

“EOY” = End of Year, “BOY” = Beginning of Year, “SCT” = Summary Compensation Table, “CAP” = Compensation Actually Paid

(5)

Each of the three fiscal years presented includes the average SCT totals of the Non-PEO NEOs as applicable in each reporting year. Fiscal year 2022 includes Messrs. Hill, Matthews, Williams, and Young. Fiscal year 2021 includes Messrs. Hill, Matthews and Young, and Ms. Brooks. Fiscal year 2020 includes Messrs. Matthews, Goettee, Lapointe, and Pollok, and Ms. Brooks.

(6)	Relative to CAP, the following amounts were deducted from and added to SCT total compensation:

Average Non-PEO NEO SCT Total to CAP Reconciliation

Year	SCT Total ($)	Deductions from SCT (i)	Additions to SCT Total (ii)	CAP ($)
2022	2,482,320	(1,044,522)	1,386,277	2,824,076
2021	3,067,288	(985,806)	1,329,675	3,411,157
2020	2,345,769	(766,315)	817,965	2,397,420
(i)	Represents the average of the non-PEO NEOs’ grant date fair value of equity-based awards granted each year as reported in the SCT.
(ii)	The additions to the SCT Total reflect the average of the non-PEO NEOs value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown as follows:

Supplemental Non-PEO Average Equity Component of CAP for Fiscal Year 2022

Year	SCT Total for Non-PEO NEO ($)	Minus SCT Equity for Non- PEO NEO ($)	Plus EOY Fair Value of Equity Awards Granted During Fiscal Year Outstanding and Unvested at EOY ($)	Plus Change from BOY to EOY in Fair Value of Awards Granted in any Prior Fiscal Year that are Outstanding and Unvested at EOY ($)	Plus Change in Fair Value from BOY to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Non-PEO NEO CAP ($)
2022	2,482,320	(1,044,522)	1,249,860	79,796	1,617	55,004	2,824,076
2021	3,067,288	(985,806)	1,017,037	270,124	0	42,514	3,411,157
2020	2,345,769	(766,315)	1,114,389	0	(298,775)	2,351	2,397,420
(7)

This amount represents the cumulative TSR based on an initial fixed $100 investment in SouthState common stock for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2022, 2021 and 2020, respectively, assuming in each case reinvestment of all dividends, calculated in accordance with Item 201(e) of the Regulation S-K.

(8)	The peer group for purposes of this table is the KBW Nasdaq Regional Banking Index (“KRX”), which is the same peer group disclosed in the Company’s Annual Report on Form 10-K.
(9)

This amount represents the Company’s GAAP Net Income (Loss) Attributable to SouthState (in millions) as disclosed in SouthState’s Annual Reports on Form 10-K for each applicable fiscal year-end 2022, 2021 and 2020.

(10)

Represents Adjusted Earnings per Share - Diluted as reported in SouthState’s Annual Reports on Form 10-K. Adjusted EPS is a non-GAAP financial measure that excludes the impact of branch consolidation and merger-related expenses, gains or losses on AFS securities, and other one-time adjustments such as extinguishment of debt cost, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and adjustments (positive or negative) resulting from federal and state tax examinations for tax years outside of the measurement period. See reconciliation of GAAP to Non-GAAP measures in Appendix A.

The following table sets forth an unranked list of the performance measures which we view as the “most important” measures for linking our NEOs’ compensation to performance:

Most Important Performance Measures (unranked list)
Adjusted Earnings per Share
Adjusted PPNR
Tangible Book Value/Share
Return on Average Tangible Common Equity
SouthState's Share Price

56 SOUTHSTATE

PAY VERSUS PERFORMANCE

2023 PROXY STATEMENT 57

Pay versus Performance

58 SOUTHSTATE

PROPOSAL 3: APPROVING THE FREQUENCY OF FUTURE VOTES ON EXECUTIVE COMPENSATION

PROPOSAL 3: Approving the frequency of future votes on executive compensation (an advisory, non-binding “Say When on Pay” resolution)

Proposal 3 asks shareholders to approve, on an advisory basis, the frequency of conducting an advisory, non-binding “Say on Pay” vote for executive compensation. At the 2017 annual meeting of shareholders, 84.7% of the votes cast on the “Say on Pay” proposal were cast in support of a conducting an annual, or one year, “Say on Pay” vote.

The SEC rules adopted under the Dodd-Frank Act require that, at least once every six calendar years, the Company provide shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should conduct an advisory “Say on Pay” vote. Shareholders may indicate whether they would prefer that the Company conduct future “Say on Pay” votes after one year, two years, or three years. Shareholders also may abstain from casting a vote on this proposal.

The Board has determined that a “Say on Pay” vote that occurs once every year is the most appropriate alternative for the Company and, therefore, the Board recommends that you vote in favor of conducting an annual, or one year, “Say on Pay” vote. The Board believes that a “Say on Pay” vote occurring every year allows our shareholders to provide timely input regarding the compensation of the Company’s named executive officers and is consistent with the Company’s efforts to engage in an ongoing dialogue with shareholders on executive compensation and corporate governance matters.

This vote is advisory, which means that it is not binding on the Company, the Board, or the Compensation Committee. The Company recognizes that the shareholders may have different views as to the best approach and looks forward to hearing from the shareholders as to their preferences on the frequency of the “Say on Pay” vote. The Board and the Compensation Committee will carefully review the outcome of the frequency vote; however, when considering the frequency of future “Say on Pay” votes, the Board may decide that it is in the Company's and the shareholders' long-term best interest to hold a “Say on Pay” vote more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options for holding the “Say on Pay” vote following the 2023 annual meeting: one year; two years, three years; or abstain from voting. Shareholders are not being asked to approve or disapprove the recommendation of the Board.

The Board unanimously recommends that shareholders vote FOR the option of “ONE YEAR” as the preferred frequency for “Say on Pay” votes (Proposal 3)

2023 PROXY STATEMENT 59

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Our Board recommends a vote “FOR” ratifying the appointment of our independent registered public accounting firm for 2023 (Proposal 4)

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The Committee engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our Company and its shareholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our Company’s operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

From 2007 through 2022, FORVIS, LLP (formerly known as Dixon Hughes Goodman LLC) (“FORVIS”) served as the Company’s independent registered public accounting firm. As reported on the Current Form 8-K dated November 21, 2022, for the 2023 fiscal year, the Audit Committee selected Ernst & Young LLP (“EY”) as its independent registered public accounting firm after considering a small selection of qualified candidates including FORVIS. The Audit Committee has assessed the qualifications, performance, and independence of Ernst &Young LLP (“EY”) and believes that retaining EY is in the best interests of our Company.

The Committee has appointed EY as our independent registered public accounting firm to audit the 2023 consolidated financial statements of the Company and its subsidiaries. Although it is not required to do so, our Board is asking shareholders to ratify EY’s appointment. If our shareholders do not ratify EY’s appointment, the Committee will consider changing our independent registered public accounting firm for 2023. Whether or not shareholders ratify EY’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

EY has advised the Committee that it is an independent accounting firm with respect to our Company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of EY are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

FORVIS’s 2022 and 2021 fees. FORVIS’s aggregate fees for professional services rendered in or provided for 2022 and 2021, as applicable, were:

	2022	2021
	($)
Audit Fees	1,735,998	1,695,167
Audit-Related Fees	126,315	118,628
Tax Fees	—	—
All Other Fees	—	—
Total Fees	1,862,313	1,813,795

Audit fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our Company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international statutory and subsidiary financial statements, the review of our interim consolidated financial statements, the issuance of comfort letters and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-related fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.

Tax fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All other fees. During 2022 and 2021, All Other Fees consisted primarily of amounts billed or expected to be billed for the Company’s engagement of FORVIS to provide guidance in connection with regulatory commitments.

60 SOUTHSTATE

PROPOSAL 4: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that FORVIS may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for FORVIS services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting.

The Committee or the Committee chair pre-approved all FORVIS’s 2022 fees and services. In addition, the Committee or the Committee chair pre-approved all EY’s 2023 fees and services.

2023 PROXY STATEMENT 61

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of five Board members. Our Board has determined that all Committee members are independent under The NASDAQ Stock Market listing standards and applicable SEC rules and regulations. Our Board has also determined that the Chair of the Committee, Mr. Cofield, qualifies as an “audit committee financial expert” as defined by SEC rules. Further, until their respective retirements from the Board and the Audit Committee effective May 26, 2022, the Board determined that the former Chair, Mr. Walker, and Mr. McPherson also qualified as “audit committee financial experts” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our Company’s consolidated financial statements, and, with the assistance of our Company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. FORVIS, our Company’s 2022 independent registered public accounting firm, is responsible for planning and conducting an independent audit of our Company’s 2022 consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates the qualifications, performance, and independence of its independent public accounting firm. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with FORVIS our Company’s audited financial statements for the year ended December 31, 2022, management’s assessment of the effectiveness of our Company’s internal control over financial reporting, and FORVIS’s evaluation of our Company’s internal control over financial reporting. In addition, the Committee has discussed with FORVIS the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with FORVIS its independence from our Company and received the written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee has evaluated and concluded the non-audit services provided by FORVIS to our Company do not impair FORVIS’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2022, and the related footnotes be included in our Company’s annual report on Form 10-K for the year ended December 31, 2022.

This report is provided by the undersigned directors, who serve on the Audit Committee as of the date of this Proxy Statement and who served on the Audit Committee during 2022. Kevin P. Walker and Charles W. McPherson also served on the Audit Committee in 2022 until their respective retirements from the Board and the Audit Committee effective May 26, 2022.

Submitted by the Audit Committee of the Board:

Ronald M. Cofield, Sr., Chair
Martin Bernard Davis
G. Ruffner Page, Jr.
James W. Roquemore
Joshua A. Snively

62 SOUTHSTATE

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

SHAREHOLDER PROPOSALS FOR OUR 2024 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, any proposal that a shareholder may intend to present at the 2024 Annual Shareholders’ Meeting (the “2024 Annual Meeting”) must be received in writing by the Secretary of the Company at its principal executive office located at 1101 First Street South, Winter Haven, Florida 33880, no later than 120 calendar days before the first anniversary of the release date of the proxy statement for the 2023 annual shareholders’ meeting (the “2023 Annual Meeting”); provided, that if the date of our 2024 Annual Meeting has been changed by more than 30 days before the one year anniversary of the 2023 Annual Meeting, or April 26, 2023, we must receive the proposal within a reasonable time before we begin to print and send the proxy materials. We currently anticipate that we will hold our 2024 Annual Meeting on April 24, 2024. As a result, we must receive any such proposal no later than the close of business on November 11, 2023. Any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws. If the proposal complies with all the requirements of Rule 14a-8, the proposal will be considered for inclusion in the Company’s proxy statement relating to such meeting.

Under our Bylaws, shareholder proposals intended to be raised at the 2024 Annual Meeting outside of Rule 14a-8, including nominations for election of director(s), must be received in writing by the Secretary of the Company, at 1101 First Street South, Winter Haven, Florida 33880, no earlier than 120 days and no later than 90 days prior to the one year anniversary of our 2023 Annual Meeting, unless the date of our 2023 Annual Meeting is more than 30 days before April 26, 2023. Given that we anticipate holding the 2024 Annual Meeting on April 24, 2024, we must receive any such proposal no later than the close of business on January 25, 2024, but no earlier than December 26, 2023, and any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws.

The Governance and Nominating Committee will consider director nominees identified by its members, other directors, our officers and employees and other persons, including our shareholders. To be considered by the Nominating Committees, any recommendation by a shareholder of a candidate for director must be addressed to the Governance and Nominating Committee and must contain the information called for by the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, which includes all of the following information about the recommended candidate:

●	With respect to each such nominee, his or her name and age, all positions held with the Company, any other business experience, other directorships held, material legal proceedings within the past 10 years, the number of Company shares beneficially owned, and any transactions between the Company and such person;
●	a description of all relationships between the recommended candidate and the recommending shareholder or group and any agreements or understandings between the candidate and the recommending shareholder or group regarding the nomination;
●	a description of all known relationships between the recommended candidate and any of the Company’s competitors, customers, business partners or other persons who have a business relationship with the Company;
●	a statement of the recommended candidate’s qualifications for Board membership; and
●	a statement that the recommended candidate meets the independence requirements of the NASDAQ Stock Market for Company directors and the independence requirements for the members of the Audit, Compensation, Risk, and Governance and Nominating Committees of the Board (or a description of each factor that could prevent the recommended candidate from meeting any such independence requirements).

The Governance and Nominating Committee may require that any recommended candidate complete one or more questionnaires or otherwise provide additional information. See page iv for information on how to obtain copies of our Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company.

The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

We encourage shareholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

2023 PROXY STATEMENT 63

Voting And Other Information

VOTING AND OTHER INFORMATION

Who Can Vote. Only holders of record at the close of business on February 28, 2023 (the record date) will be entitled to notice of and to vote at our annual meeting. As of February 28, 2023, the following shares were outstanding and entitled to vote:

Shares	Number of shares outstanding and entitled to vote
Common Stock	75,847,025

Each share of our common stock is entitled to one vote.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our shares directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

Internet	going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy
Phone	calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy
Mail

(If you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

Internet	going to www.proxyvote.com and following the online instructions
Phone	calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts
Mail	(if you received your proxy materials by mail): marking your vote on your VIF, signing your name (exactly as it appears on the VIF), and dating, and returning your VIF in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern time on April 25, 2023. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1, 2 and 3, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 4 as described under “Votes Required” below. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker, or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the annual meeting if you obtain a legal proxy from your bank, broker, or other nominee and present it at the annual meeting.

Employee Voting. If you participate in Company’s 401(k) Plan or the Company’s Deferred Compensation Plan, (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 23, 2023, at 11:59 p.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one proxy card covering all the shares in your accounts, you must provide voting instructions by April 23, 2023, at 11:59 p.m., Eastern time, to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

64 SOUTHSTATE

Voting And Other Information

Shares Required to Hold our Annual Meeting. To hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

Proposals for your vote	Votes required	Effect of abstentions	Effect of broker non- votes
Proposal 1: Electing Directors	Plurality of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 3: Approving the Frequency of Future Votes on Executive Compensation (an Advisory, Non-binding “Say When on Pay” Resolution)	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2023	Votes cast in favor exceed the votes cast against	No effect	Brokers have discretion to vote
●	Proposal 1: Electing Directors. Section 33-7-280(a) of the South Carolina Code of Laws Annotated (the “SC Code”) provides that unless the Company’s Articles of Incorporation provide otherwise, a nominee for director will be elected to our Board by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Because the Company’s articles of incorporation do not require a different vote, the SC Code plurality requirement applies. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors.
●	Other Proposals. Approval of Proposals 2, 3, and 4 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Proposal 3 requires a vote for one of four options: one year, two years, three years, or abstain. Abstentions from voting and broker non-votes (excluding Proposal 4, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Eliminating Duplicative Proxy Materials through “Householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505000, Louisville, KY 40233-5000; toll-free 800-568-3476; Foreign (781) 575-2879; or www.computershare.com/investor.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another shareholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

Attending our Annual Meeting. All holders of our common stock as of the record date (February 28, 2023) and persons holding valid proxies from such shareholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

Registered Holders

●	Number of shares held

Beneficial Owners

●	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of SouthState stock as of the record date

Persons Holding Valid Proxies (one of the following):

●	a proxy from a registered holder—a written legal proxy granted to you and signed by the registered holder; or
●	a proxy from a beneficial owner—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

2023 PROXY STATEMENT 65

APPENDIX A

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except shares and per share data)	2022
Net income (GAAP)	$ 496,049
Plus:
Merger and branch consolidation, net of tax	24,163
Initial provision for credit losses - NonPCD loans and UFC from Atlantic Capital, net of tax	13,492
Less:
Gain on sale of securities, net of tax	24
Adjusted Net Income (non-GAAP)	$ 533,680

Diluted weighted-average common shares outstanding	75,181,305
Earnings per common share - diluted (GAAP)	$ 6.60
Plus:
Effect to adjust for merger and branch consolidation expense, net of tax	0.32
Effect to adjust for PCL - NonPCD loans and UFC, net of tax	0.18
Less:
Effect to adjust for gain on sale of securities, net of tax	0.00
Adjusted Earnings per Common Share - diluted (Non-GAAP)	$ 7.10

Return on average common equity (GAAP)	9.84%
Plus:
Effect to adjust for intangible assets, net of tax	7.32
Return on Average Common Tangible Equity (Non-GAAP)	17.16%

Return on average common equity (GAAP)	9.84%
Plus:
Effect to adjust for merger and branch consolidation expense, net of tax	0.48
Effect to adjust for PCL - NonPCD loans and UFC, net of tax	0.27
Effect to adjust for intangible assets, net of tax	7.81
Less:
Effect to adjust for gain on sale of securities, net of tax	0.00
Adjusted Return on Average Common Tangible Equity (Non-GAAP)	18.40%

(Dollars in thousands)	2022	2021
Net income (GAAP)	$ 496,049	$475,543
Plus:
Provision (recovery) for credit losses	81,855	(165,273)
Tax provision	137,313	128,736
Merger and branch consolidation related expense	30,888	67,242
Extinguishment of debt costs	—	11,706
Less:
Securities gains	30	102
Pre-Provision Net Revenue (“PPNR”) (non-GAAP)	$746,075	$517,852

66 SOUTHSTATE

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D98050-P83524 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Approval, as an advisory, non-binding “say on pay” resolution, of our executive compensation; 3. Approval, as an advisory, non-binding "say when on pay" resolution, of the frequency of future votes on executive compensation; and 4. Ratification, as an advisory, non-binding vote, of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Directors Nominees: SOUTHSTATE CORPORATION The Board of Directors recommends you vote FOR the following proposals 1, 2 and 4 and 1 Year for proposal 3: 1e. Martin B. Davis 1c. John C. Corbett 1a. Ronald M. Cofield, Sr. 1b. Shantella E. Cooper 1d. Jean E. Davis 1h. William Knox Pou, Jr. 1g. G. Ruffner Page, Jr. 1j. David G. Salyers 1f. Douglas J. Hertz 1i. James W. Roquemore 1k. Joshua A. Snively For Withhold For Against Abstain For Against Abstain SOUTHSTATE CORPORATION 1101 FIRST STREET SOUTH WINTER HAVEN, FL 33880 ! ! ! ! ! ! ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 25, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 23, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. D98051-P83524 SOUTHSTATE CORPORATION Annual Meeting of Shareholders April 26, 2023 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Beth S. DeSimone and Stephen D. Young, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SOUTHSTATE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on April 26, 2023, at the JW Marriott Hotel in Buckhead, 3300 Lenox Road NE, Atlanta, Georgia 30326 and any adjournment or postponement thereof. THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side